AZZ incorporated

$100,000,000

Private Shelf Facility

_______________

Private Shelf Agreement

________________

Dated as of October 28, 2011

Table of Contents

Section	Heading	Page

Section 1.	Authorization of Notes	1

Section 2.	Sale and Purchase of Notes; Subsidiary Guaranty	2

Section 2.1.	Sale and Purchase of Notes	2
Section 2.2.	Subsidiary Guaranty	6

Section 3.	Closing	6

Section 3.1.	Facility Closings	6
Section 3.2.	Rescheduled Facility Closings	6

Section 4.	Conditions to Closing	7

Section 4.1.	Representations and Warranties	7
Section 4.2.	Performance; No Default	7
Section 4.3.	Compliance Certificates	7
Section 4.4.	Opinions of Counsel	8
Section 4.5.	Purchase Permitted By Applicable Law, Etc.	8
Section 4.6.	Sale of Other Notes	8
Section 4.7.	Payment of Fees	8
Section 4.8.	Private Placement Number	8
Section 4.9.	Changes in Corporate Structure	8
Section 4.10.	Subsidiary Guaranty	9
Section 4.11.	Funding Instructions	9
Section 4.12.	Proceedings and Documents	9
Section 4.13.	Certain Documents	9

Section 5.	Representations and Warranties of the Company	10

Section 5.1.	Organization; Power and Authority	10
Section 5.2.	Authorization, Etc.	11
Section 5.3.	Disclosure	11
Section 5.4.	Organization and Ownership of Shares of Subsidiaries; Affiliates	11
Section 5.5.	Financial Statements; Material Liabilities	12
Section 5.6.	Compliance with Laws, Other Instruments, Etc.	12
Section 5.7.	Governmental Authorizations, Etc.	13
Section 5.8.	Litigation; Observance of Agreements, Statutes and Orders	13
Section 5.9.	Taxes	13
Section 5.10.	Title to Property; Leases	13
Section 5.11.	Licenses, Permits, Etc.	14
Section 5.12.	Compliance with ERISA	14

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Section 5.13.	Private Offering by the Company	15
Section 5.14.	Use of Proceeds; Margin Regulations	15
Section 5.15.	Existing Indebtedness; Future Liens	15
Section 5.16.	Foreign Assets Control Regulations, Etc.	16
Section 5.17.	Status under Certain Statutes	17
Section 5.18.	Environmental Matters	17
Section 5.19.	Notes Rank Pari Passu	17
Section 5.20.	Hostile Tender Offers	18

Section 6.	Representations of the Purchasers	18

Section 6.1.	Purchase for Investment	18
Section 6.2.	Source of Funds	18
Section 6.3.	Accredited Investor	20

Section 7.	Information as to Company	20

Section 7.1.	Financial and Business Information	20
Section 7.2.	Officer’s Certificate	23
Section 7.3.	Visitation	23

Section 8.	Payment and Prepayment of the Notes	24

Section 8.1.	Required Prepayments of the Notes	24
Section 8.2.	Optional Prepayments with Make-Whole Amount (other than for Prepayments pursuant to Section 10.6	24
Section 8.3.	Allocation of Partial Prepayments	24
Section 8.4.	Maturity; Surrender, Etc.	25
Section 8.5.	Purchase of Notes	25
Section 8.6.	Make-Whole Amount for the Notes	25
Section 8.7.	Change in Control	26

Section 9.	Affirmative Covenants	29

Section 9.1.	Compliance with Law	29
Section 9.2.	Insurance	29
Section 9.3.	Maintenance of Properties	29
Section 9.4.	Payment of Taxes and Claims	30
Section 9.5.	Corporate Existence, Etc.	30
Section 9.6.	Notes to Rank Pari Passu	30
Section 9.7.	Additional Subsidiary Guarantors	30
Section 9.8.	Books and Records	31

Section 10.	Negative Covenants	31

Section 10.1.	Consolidated Net Worth	31
Section 10.2.	Consolidated Indebtedness to Consolidated EBITDA	31
Section 10.3.	Fixed Charges Coverage Ratio	31

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Section 10.4.	Priority Indebtedness	31
Section 10.5.	Limitation on Liens	31
Section 10.6.	Sales of Assets	33
Section 10.7.	Merger and Consolidation	34
Section 10.8.	Line of Business	35
Section 10.9.	Transactions with Affiliates	35
Section 10.10.	Terrorism Sanctions Regulations	36

Section 11.	Events of Default	36

Section 12.	Remedies on Default, Etc.	38

Section 12.1.	Acceleration	38
Section 12.2.	Other Remedies	39
Section 12.3.	Rescission	39
Section 12.4.	No Waivers or Election of Remedies, Expenses, Etc.	39

Section 13.	Registration; Exchange; Substitution of Notes	40

Section 13.1.	Registration of Notes	40
Section 13.2.	Transfer and Exchange of Notes	40
Section 13.3.	Replacement of Notes	40

Section 14.	Payments on Notes	41

Section 14.1.	Place of Payment	41
Section 14.2.	Home Office Payment	41

Section 15.	Expenses, Etc.	42

Section 15.1.	Transaction Expenses	42
Section 15.2.	Survival	42

Section 16.	Survival of Representations and Warranties; Entire Agreement	42

Section 17.	Amendment and Waiver	43

Section 17.1.	Requirements	43
Section 17.2.	Solicitation of Holders of Notes	43
Section 17.3.	Binding Effect, Etc.	44
Section 17.4.	Notes Held by Company, Etc.	44

Section 18.	Notices	44

Section 18.1.	Notices Generally	44
Section 18.2.	Electronic Communications	45

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Section 19.	Reproduction of Documents	45

Section 20.	Confidential Information	46

Section 21.	Substitution of Purchaser	47

Section 22.	Miscellaneous	47

Section 22.1.	Successors and Assigns	47
Section 22.2.	Payments Due on Non-Business Days	47
Section 22.3.	Accounting Terms	48
Section 22.4.	Severability	48
Section 22.5.	Construction	48
Section 22.6.	Counterparts	48
Section 22.7.	Governing Law	48
Section 22.8.	Jurisdiction and Process; Waiver of Jury Trial	48
Section 22.9.	Transaction References	49

Schedule A—Information Relating to the Company and the Purchasers

Schedule B—Defined Terms

Schedule 4.9 — Changes in Corporate Structure

Schedule 5.4 — Subsidiaries of the Company, Ownership of Subsidiary Stock, Affiliates

Schedule 5.15 — Existing Indebtedness

Schedule 10.5 — Existing Liens

Exhibit 1 — Form of Note

Exhibit 2.1(d) — Form of Request for Purchase

Exhibit 2.1(f) — Form of Confirmation of Acceptance

Exhibit 2.2 — Form of Subsidiary Guaranty

Exhibit 4.4(a) — Form of Opinion of Special Counsel to the Company

Exhibit 4.4(b) — Form of Opinion of Special Counsel to the Purchasers

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AZZ incorporated
One Museum Place
3100 West 7th Street, Suite 500
Fort Worth, Texas 76107

$100,000,000 Private Shelf Facility

Dated as of
October 28, 2011

To: Prudential Investment Management, Inc. (“Prudential”)

To: Each other Prudential Affiliate
which becomes bound by this Agreement as
hereinafter provided (each, a “Purchaser” and
collectively, the “Purchasers”)
c/o Prudential Capital Group
2200 Ross Avenue, Suite 4200E
Dallas, TX 75201

Ladies and Gentlemen:

AZZ incorporated, a Texas corporation (the “Company”), agrees with Prudential and each of the Purchasers as follows:

Section 1.	Authorization of Notes.

The Company will authorize the issue of its senior promissory notes (the “Notes”, such term to include any such notes issued in substitution thereof pursuant to Section 13) in the aggregate principal amount of $100,000,000, to be dated the date of issue thereof, to mature, in the case of each Note so issued, no more than 10 years after the date of original issuance thereof, to have an average life, in the case of each Note so issued, of no more than 10 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Note so issued, in the Confirmation of Acceptance with respect to such Note delivered pursuant to Section 2.1(f), and to be substantially in the form of Exhibit 1 attached hereto.  The terms “Note” and “Notes” as used herein shall include each Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision.  Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes to be the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.  Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Section 2.	Sale and Purchase of Notes; Subsidiary Guaranty.

Section 2.1.Sale and Purchase of Notes.

(a)           Facility.  Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential Affiliates from time to time, the purchase of Notes pursuant to this Agreement.  The willingness of Prudential to consider such purchase of Notes is herein called the “Facility”.  At any time, the aggregate principal amount of Notes stated in Section 1, minus the aggregate principal amount of Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time.  NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF NOTES BY PRUDENTIAL AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

(b)           Issuance Period.  Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if such anniversary date is not a Business Day, the Business Day next preceding such anniversary) and (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a written notice stating that it elects to terminate the issuance and sale of Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day).  The period during which Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

(c)           Periodic Spread Information.  Provided no Default or Event of Default exists, not later than 9:30 A.M. (New York City local time) on a Business Day during the Issuance Period if there is an Available Facility Amount on such Business Day, the Company may request by telecopier or telephone, and Prudential will, to the extent reasonably practicable, provide to the Company on such Business Day (or, if such request is received after 9:30 A.M. (New York City local time) on such Business Day, on the following Business Day), information (by telecopier or telephone) with respect to various spreads at which Prudential Affiliates might be interested in purchasing Notes of different average lives; provided, however, that the Company may not make such requests more frequently than once in every five Business Days or such other period as shall be mutually agreed to by the Company and Prudential.  The amount and content of information so provided shall be in the sole discretion of Prudential but it is the intent of Prudential to provide information which will be of use to the Company in determining whether to initiate procedures for use of the Facility.  Information so provided shall not constitute an offer to purchase Notes, and neither Prudential nor any Prudential Affiliate shall be obligated to purchase Notes at the spreads specified.  Information so provided shall be representative of potential interest only for the period commencing on the day such information is provided and ending on the earlier of the fifth Business Day after such day and the first day after such day on which further spread information is provided.  Prudential may suspend or terminate providing information pursuant to this Section 2.1(c) for any reason, including its determination that the credit quality of the Company has declined since the date of this Agreement.

(d)           Request for Purchase.  The Company may from time to time during the Issuance Period make requests for purchases of Notes (each such request being a “Request for Purchase”).  Each Request for Purchase shall be made to Prudential by telecopier or overnight delivery service, and shall (i) specify the aggregate principal amount of Notes covered thereby, which shall not be less than $10,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities (not to exceed 10 years from the date of original issuance), principal prepayment dates and amounts and interest payment periods (quarterly in arrears) of the Notes covered thereby, (iii) specify the use of proceeds of such Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Notes, which shall be a Business Day during the Issuance Period not less than 10 Business Days and not more than 25 Business Days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Notes are to be transferred on the Closing for such purchase and sale, (vi) certify that the representations and warranties contained in Section 5 are true on and as of the date of such Request for Purchase, except for any of such representations and warranties that address matters only as of a specific date, as to which representations and warranties the Company shall certify as true as of such date, and that there exists on the date of such Request for Purchase no Event of Default or Default, and (vii) be substantially in the form of Exhibit 2.1(d) attached hereto.  Each Request for Purchase shall be in writing signed by the Company and shall be deemed made when received by Prudential.

(e)           Rate Quotes.  Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to Section 2.1(d), Prudential may, but shall be under no obligation to, provide to the Company by telephone or telecopier, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules, and interest payment periods of Notes specified in such Request for Purchase.  Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Notes at which a Prudential Affiliate would be willing to purchase such Notes at 100% of the principal amount thereof.

(f)           Acceptance.  Within the Acceptance Window with respect to any interest rate quotes provided pursuant to Section 2.1(e), the Company may, subject to Section 2.1(g), elect to accept such interest rate quotes as to not less than $10,000,000 aggregate principal amount of the Notes specified in the related Request for Purchase.  Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone, email or telecopier within the

Acceptance Window that the Company elects to accept such interest rate quotes, specifying the Notes (each such Note being an “Accepted Note”) as to which such acceptance (an “Acceptance”) relates.  The day the Company notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes.  Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Notes hereunder shall be made based on such expired interest rate quotes.  Subject to Section 2.1(g) and the other terms and conditions hereof, the Company agrees to sell to a Prudential Affiliate, and Prudential agrees to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes.  As soon as practicable following the Acceptance Day, the Company, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit 2.1(f) attached hereto (a “Confirmation of Acceptance”).  If the Company should fail to execute and return to Prudential within three Business Days following the Company’s receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential may at its election at any time prior to Prudential’s receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

(g)           Market Disruption.  Notwithstanding the provisions of Section 2.1(f), if Prudential shall have provided interest rate quotes pursuant to Section 2.1(e) and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with Section 2.1(f) the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives, then such interest rate quotes shall expire, and no purchase or sale of Notes hereunder shall be made based on such expired interest rate quotes.  If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this Section 2.1(g) are applicable with respect to such Acceptance.

(h)           Fees.

(h)(i)           Structuring Fee.  In consideration for the time, effort and expense involved in the preparation, negotiation and execution of this Agreement, at the time of the execution and delivery of this Agreement by the Company and Prudential, the Company will pay to Prudential in immediately available funds a fee (the “Structuring Fee”) in the amount of $50,000.00.

(h)(ii).           Issuance Fee.  The Company will pay to each Purchaser in immediately available funds a fee (the “Issuance Fee”) on each Closing Day occurring after six months after the execution and delivery of this Agreement by the Company and Prudential in an amount equal to 0.10% of the aggregate principal amount of Notes sold to such Purchaser on such Closing Day.

(h)(iii).                      Delayed Delivery Fee.  If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note (other than the failure of any Purchaser to purchase such Accepted Note if all conditions precedent to such purchase have been satisfied), the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note on the Cancellation Date or actual closing date of such purchase and sale a fee (the “Delayed Delivery Fee”) calculated as follows:

(BEY - MMY) X DTS/360 X PA

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential on the date Prudential receives notice of the delay in the closing for such Accepted Note having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days for such Accepted Note (a new alternative investment being selected by Prudential each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day with respect to such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent delayed delivery fee payment with respect to such Accepted Note) to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made.  In no case shall the Delayed Delivery Fee, if any, be less than zero.  Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with Section 3.2.

(h)(iv)           Cancellation Fee.  (A) If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of Section 2.1(f) or the penultimate sentence of Section 3.2 that the closing of the purchase and sale of such Accepted Note is to be canceled, or (B) if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being the “Cancellation Date”) (for any other reason other than, with respect to this clause (B), as a result of the failure of any Purchaser to purchase such Accepted Note if all conditions precedent to such purchase have been satisfied), the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note no later than one day after the Cancellation Date in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:

PI X PA

where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning in Section 2.1(h)(iii).  The foregoing bid and ask prices shall be as reported by TradeWeb LLC (or, if such data for any reason ceases to be available through TradeWeb LLC, any publicly available source of similar market data).  Each price shall be based on a U.S. Treasury security having a par value of $100.00 and shall be rounded to the second decimal place.  In no case shall the Cancellation Fee, if any, be less than zero.

          Section 2.2.     Subsidiary Guaranty. (a) The payment by the Company of all amounts due with respect to the Notes and the performance by the Company of its obligations under this Agreement will be absolutely and unconditionally guaranteed by the Subsidiary Guarantors pursuant to the Subsidiary Guaranty Agreement dated the date hereof, which shall be substantially in the form of Exhibit 2.2 attached hereto, and otherwise in accordance with the provisions of Section 9.7 hereof (the “Subsidiary Guaranty”).

(b)The holders of the Notes agree to discharge and release any Subsidiary Guarantor from the Subsidiary Guaranty upon the written request of the Company, provided that (i) such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under the Subsidiary Guaranty) as an obligor and guarantor under and in respect of the Bank Credit Agreement and the Company so certifies to the holders of the Notes in a certificate of a Responsible Officer, (ii) at the time of such release and discharge, the Company shall deliver a certificate of a Responsible Officer to the holders of the Notes stating that no Default or Event of Default exists, and (iii) if any fee or other form of consideration is given to any holder of Indebtedness of the Company for the purpose of such release, holders of the Notes shall receive equivalent consideration.

Section 3.	Closing.

Section 3.1.                      Facility Closings.  Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Bryant Burgher Jaffe LLP, 220 East 42nd Street, Suite 3302, New York, NY 10017 or at such other place pursuant to the directions of Prudential, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase of such Notes.

Section 3.2.                      Rescheduled Facility Closings.  If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in Section 3.1 or any of the conditions specified in Section 4 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 4 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with Section 2.1(h)(iii) or (ii) such closing is to be canceled.  In the event that the Company shall fail to give such notice referred to in the immediately preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled.  Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless Prudential shall have otherwise consented in writing.

Section 4.	Conditions to Closing.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing for such Notes is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at such Closing, of the following conditions:

Section 4.1.Representations and Warranties.

(a) Representations and Warranties of the Company.  The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the applicable Closing (except to the extent of changes caused by the transactions herein contemplated), except for any of such representations and warranties that address matters only as of a specific date, as to which representations and warranties shall be correct as of such date.

(b) Representations and Warranties of the Subsidiary Guarantors. The representations and warranties of the Subsidiary Guarantors in the Subsidiary Guaranty shall be correct when made and at the time of the applicable Closing (except to the extent of changes caused by the transactions herein contemplated), except for any of such representations and warranties that address matters only as of a specific date, as to which representations and warranties shall be correct as of such date.

Section 4.2. Performance; No Default.  The Company and each Subsidiary Guarantor shall have performed and complied with all agreements and conditions contained in this Agreement and the Subsidiary Guaranty required to be performed or complied with by the Company and each such Subsidiary Guarantor prior to or at such Closing, and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.  Neither the Company nor any Subsidiary shall have entered into any transaction since May 31, 2011 that would have been prohibited by Section 10 hereof had such Section applied since such date.

Section 4.3.Compliance Certificates.

(a)Officer’s Certificate of the Company.  The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of such Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)Officer’s Certificate of the Subsidiary Guarantors.  Each Subsidiary Guarantor shall have delivered to such Purchaser an Officer’s Certificate, dated the date of such Closing, certifying that the conditions specified in Sections 4.1(b), 4.2 and 4.9 have been fulfilled.

Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of such Closing (a) from Kelly Hart & Hallman LLP, special counsel for the Company, substantially in the form set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers), and (b) from Bryant Burgher Jaffe LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5. Purchase Permitted By Applicable Law, Etc. On the date of such Closing Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6. Sale of Other Notes.  Contemporaneously with such Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at such Closing as specified in the applicable Confirmation of Acceptance.

Section 4.7. Payment of Fees.  (a) Without limiting the provisions of Section 15.1, the Company shall have paid to Prudential and each Purchaser on or before such Closing any fees due it pursuant to this Agreement, including any Structuring Fee due pursuant to Section 2.1(h)(i), any Issuance Fee due pursuant to Section 2.1(h)(ii) and any Delayed Delivery Fee due pursuant to Section 2.1(h)(iii).

(b) Without limiting the provisions of Section 15.1, the Company shall have paid on or before such Closing, the reasonable fees, reasonable charges and reasonable disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to such Closing.

Section 4.8. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for such Notes.

Section 4.9. Changes in Corporate Structure.  Other than as permitted by this Agreement, neither the Company nor any Subsidiary Guarantor shall have changed its jurisdiction of incorporation or organization, as applicable, or, except as reflected in Schedule 4.9, been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements filed with the SEC as part of an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q, or any amendment thereto.

Section 4.10. Subsidiary Guaranty. The Subsidiary Guaranty shall have been duly authorized, executed and delivered by each Subsidiary Guarantor, shall constitute the legal, valid and binding contract and agreement of each Subsidiary Guarantor and such Purchaser shall have received a true, correct and complete copy thereof.

Section 4.11. Funding Instructions. At least three Business Days prior to the date of such Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.12. Proceedings and Documents. All corporate and other organizational proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 4.13.                      Certain Documents.

Such Purchaser shall have received the following:

(i)           The Note(s) to be purchased by such Purchaser at such Closing.

(ii)           Certified copies of the resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the issuance of such Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and such Notes (provided, that for any Closing, the Company may certify that there has been no change to any applicable authorization or approval since the date on which it was most recently delivered to such Purchaser under this Section 4.13 as an alternative to the further delivery thereof).

(iii)           Certified copies of the resolutions of the Board of Directors of each of the Subsidiary Guarantors authorizing the execution and delivery of the Subsidiary Guaranty with respect to such Notes and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to such Subsidiary Guaranty (provided, that for any Closing, such Subsidiary Guarantor may certify that there has been no change to any applicable authorization or approval since the date on which it was most recently delivered to such Purchaser under this Section 4.13 as an alternative to the further delivery thereof).

(iv)           A certificate of the Secretary or an Assistant Secretary and one other officer of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and such Notes and the other documents to be delivered hereunder (provided, that for any Closing, the Secretary or an Assistant Secretary and one other officer of the Company may certify that there has been no change to the officers of the Company authorized to sign Notes and other documents to be delivered therewith since the date on which a certificate setting forth the names and true signatures of such officers, as described above, was most recently delivered to such Purchaser under this Section 4.13, as an alternative to the further delivery thereof).

(v)           A certificate of the Secretary or an Assistant Secretary and one other officer of each of the Subsidiary Guarantors certifying the names and true signatures of the officers of such Subsidiary Guarantor authorized to sign such Subsidiary Guaranty and the other documents to be delivered hereunder (provided, that for any Closing, the Secretary or an Assistant Secretary and one other officer of the Company may certify that there has been no change to the officers of the Company authorized to sign Subsidiary Guaranties and other documents to be delivered therewith since the date on which a certificate setting forth the names and true signatures of such officers, as described above, was most recently delivered to such Purchaser under this Section 4.13, as an alternative to the further delivery thereof).

(vi)           Certified copies of the Certificate of Incorporation and By-laws of each of the Company and the Subsidiary Guarantors (provided, that for any Closing, the Company and the Subsidiary Guarantors may certify that there has been no change to any applicable constitutive document since the date on which it was most recently delivered to such Purchaser under this Section 4.13, as an alternative to the further delivery thereof).

(vii)           A good standing certificate for the Company from the Secretary of State of Texas, dated as of a recent date prior to such Closing, and such other evidence of the status of the Company as such Purchaser may reasonably request.

(viii)           A good standing certificate for each of the Subsidiary Guarantors from the Secretary of State of the state of such Subsidiary Guarantor’s organization, dated as of a recent date prior to such Closing, and such other evidence of the status of each Subsidiary Guarantor as such Purchaser may reasonably request.

Section 5.	Closing.

The Company represents and warrants to each Purchaser that:

Section 5.1. Organization; Power and Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

Section 5.2. Authorization, Etc. This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each such Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3. Disclosure. The documents filed by the Company with the SEC (the “Public Filings”) fairly describe, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries.  This Agreement, the Public Filings, the documents, certificates or other writings (including the financial statements described in Section 4.9 and the financial statements otherwise provided pursuant to the terms hereof) delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby (this Agreement, the Public Filings and such documents, certificates or other writings and the financial statements referred to in Section 5.5, in each case, delivered (or deemed to be delivered by reference to the Public Filings) to each Purchaser prior to the applicable Closing being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  Except as disclosed in the Disclosure Documents, since the end of the most recent fiscal year for which audited financial statements have been furnished or filed with the SEC, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.  There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates.  (a) Schedule 5.4, as of the date hereof, contains (except as noted therein) complete and correct lists (i) of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Company’s Affiliates, other than Subsidiaries, and (iii) of the Company’s directors and senior officers, in each case as of the date hereof.

(b)All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4, as of the date hereof, as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c)Each Subsidiary identified in Schedule 5.4, as of the date hereof, is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5. Financial Statements; Material Liabilities.  The Company has filed with the SEC all of the financial statements of the Company and its Subsidiaries required to be filed pursuant to the Exchange Act and the rules promulgated thereunder.  All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified therein and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).   The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary, or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

Section 5.7. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

Section 5.8.Litigation; Observance of Agreements, Statutes and Orders.

(a)  There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.9. Taxes.  The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.  The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate in all material respects.  The Federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended February 28, 2008.

Section 5.10. Title to Property; Leases. The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.  All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11. Licenses, Permits, Etc.  (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

(b)To the best knowledge of the Company, no product of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c)To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

Section 5.12. Compliance with ERISA. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or Federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities.  The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)The Company and its ERISA Affiliates have not incurred any withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)The expected post-retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) under any employee welfare benefit plan (such term having the meaning assigned thereto in section 3 of ERISA) of the Company and its Subsidiaries is not Material.

(e)The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

Section 5.13. Private Offering by the Company. Neither the Company nor anyone acting on the Company’s behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than Prudential and the Purchasers, each of which has been offered the Notes in connection with a private sale for investment.  Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes as set forth in the applicable Request for Purchase.  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, (a) for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), unless (y) the Company shall acquire its own capital stock and immediately retire and cancel such capital stock (and shall not retain such capital stock as Treasury Stock) or (z) the Company shall acquire at least 90% of all of the issued and outstanding margin stock of a Person to effectuate a short form merger with such Person and shall immediately de-list and de-register all such margin stock immediately following the acquisition thereof, or (b) for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224), or (c) to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets.  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15. Existing Indebtedness; Future Liens.  (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of May 31, 2011 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guarantee thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries.  Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary, and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary, that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.5.

(c)Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as specifically indicated in Schedule 5.15.

Section 5.16. Foreign Assets Control Regulations, Etc. Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”) or (ii) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (ii), a “Blocked Person”).

(b)No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used, directly by the Company or indirectly through any Controlled Entity, in connection with any investment in, or any transactions or dealings with, any Blocked Person.

(c)To the Company’s actual knowledge, neither the Company nor any Controlled Entity (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

(d)No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party,

official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.  The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Company. and each Controlled Entity is and will continue to be in compliance with all applicable current and future anti-corruption laws and regulations.

Section 5.17. Status under Certain Statutes.  Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 5.18. Environmental Matters.  (a) Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(b)Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(c)Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner contrary to any Environmental Laws and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that would reasonably be expected to result in a Material Adverse Effect; and

(d)All facilities on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply in each case would not reasonably be expected to result in a Material Adverse Effect.

Section 5.19. Notes Rank Pari Passu.  The obligations of the Company under this Agreement and the Notes rank pari passu in right of payment with all other senior unsecured Indebtedness (actual or contingent) of the Company, including, without limitation, all senior unsecured Indebtedness of the Company described in Schedule 5.15 hereto.

Section 5.20.                      Hostile Tender Offers.  None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.

Section 6.	Representations of the Purchasers.

Section 6.1. Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes purchased by it hereunder for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or such pension or trust funds’ property shall at all times be within such Purchaser’s or such pension or trust funds’ control.  Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2. Source of Funds.  Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an Òinvestment fundÓ (within the meaning of Part V of PTE 84-14 (the ÒQPAM ExemptionÓ)) managed by a Òqualified professional asset managerÓ or ÒQPAMÓ (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, as of the last day of its most recent calendar quarter, the QPAM does not own a 10% or more interest in the Company and no person controlling or controlled by the QPAM (applying the definition of ÒcontrolÓ in Section V(e) of the QPAM Exemption) owns a 20% or more interest in the Company (or less than 20% but greater than 10%, if such person exercises control over the management or policies of the Company by reason of its ownership interest) and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e)the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)the Source is a governmental plan; or

(g)the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 6.3. Accredited Investor.  Each Purchaser represents that it is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are also “accredited investors”).  Each Purchaser further represents that such Purchaser has had the opportunity to ask questions of the Company and received answers concerning the terms and conditions of the sale of the Notes to such Purchaser.

Section 7.	Information as to Company.

Section 7.1. Financial and Business Information.  The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a)Quarterly Statements — within 60 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), copies of,

(i)a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii)consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the consolidated financial position of the companies being reported on and their consolidated results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at:  http//www.azz.com) and shall have given each Purchaser prior notice of such availability on EDGAR and on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);

(b)Annual Statements — within 105 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, copies of

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii)  consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by

(A)  an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the consolidated financial position of the companies being reported upon and their consolidated results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

      (B)a certificate of such accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit), provided that the delivery within the time period specified above of the Company’s Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, together with the accountant’s certificate described in clause (B) above (the “Accountants’ Certificate”), shall be deemed to satisfy the requirements of this Section 7.1(b), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof, in which event the Company shall separately deliver, concurrently with such Electronic Delivery, the Accountants’ Certificate;

(c)SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

(d)Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multi-employer Plan that such action has been taken by the PBGC with respect to such Multi-employer Plan; or

(iii)any event, transaction or condition that would reasonably be expected to result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;

(f)Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

(g)Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including, but without limitation, actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

Section 7.2. Officer’s Certificate.  Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each holder of Notes):

(a)Covenant Compliance — the information (including detailed calculations where applicable) required in order to establish whether the Company was in compliance with the requirements of Section 10.1 through Section 10.7, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b)Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3. Visitation.  The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a)No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)Default — if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

Section 8.	Payment and Prepayment of the Notes.

Section 8.1. Required Prepayments of the Notes.  Each Series of Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series, provided that upon any partial prepayment of the Notes of any Series pursuant to Section 8.2, the principal amount of each required prepayment of the Notes of such Series becoming due under this Section 8.1 on and after the date of such partial prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes of such Series is reduced as a result of such partial prepayment.

Section 8.2. Optional Prepayments with Make-Whole Amount (other than for Prepayments pursuant to Section 10.6).   The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part (in a minimum amount of $1,000,000 and in integral multiples of $100,000, or such lesser amount as shall be required to effect a partial prepayment resulting from an offer of prepayment pursuant to Section 10.6 (but without the payment of the Make-Whole Amount)) of, any Series of Notes, at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount.  The Company will give each holder of the Series of Notes to be prepaid written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment.  Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Series of Notes, to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two Business Days prior to such prepayment, the Company shall deliver to each holder of the Series of Notes to be prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3. Allocation of Partial Prepayments.  In the case of any partial prepayment of the Notes of any Series, other than any offer of prepayment of the Notes pursuant to Sections 8.7 and 10.6, that has been rejected or deemed rejected by any holder or holders of Notes of such Series, the principal amount of the Notes of such Series to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.4. Maturity; Surrender, Etc.  In the case of each prepayment of Notes of any Series pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5. Purchase of Notes.  The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes of any Series except upon the payment or prepayment of the Notes of such Series in accordance with the terms of this Agreement and the Notes of such Series.  The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.6. Make-Whole Amount for the Notes.  The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note, minus the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings with respect to the Called Principal of such Note:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means the amount obtained by discounting all Remaining Scheduled Payments from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Note is payable) equal to the Reinvestment Yield.

“Reinvestment Yield” means 0.50% plus the yield to maturity calculated by using (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date on screen “PX1” on the Bloomberg Financial Market Service (or such other display as may replace Page PX1) on Bloomberg for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

In the case of each determination under clause (i) or clause (ii), as the case may be, of the immediately preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means all payments of such Called Principal and interest thereon that would be due after the Settlement Date if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of such Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.7.  Change in Control.   (a) Notice of Change in Control or Control Event. The Company will, within 15 Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to subparagraph (b) of this Section 8.7.  If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in subparagraph (c) of this Section 8.7 and shall be accompanied by the certificate described in subparagraph (g) of this Section 8.7.

(b)Condition to Company Action.  The Company will not take any action that consummates or finalizes a Change in Control unless (i) at least 15 Business Days prior to such action it shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes as described in subparagraph (c) of this Section 8.7, accompanied by the certificate described in subparagraph (g) of this Section 8.7, and (ii) contemporaneously with such action, it prepays all Notes required to be prepaid in accordance with this Section 8.7.

          (c)    Offer to Prepay Notes.  The offer to prepay Notes contemplated by subparagraphs (a) and (b) of this Section 8.7 shall be an offer to prepay, in accordance with and subject to this Section 8.7, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”).  If such Proposed Prepayment Date is in connection with an offer contemplated by subparagraph (a) of this Section 8.7, such date shall be not less than 20 days and not more than 30 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 20th day after the date of such offer).

(d)  Acceptance; Rejection.  A holder of Notes may accept the offer to prepay made pursuant to this Section 8.7 by causing a notice of such acceptance or rejection to be delivered to the Company at least 5 Business Days prior to the Proposed Prepayment Date.  A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.7 shall be deemed to constitute a rejection of such offer by such holder.

(e)Prepayment.  Prepayment of the Notes to be prepaid pursuant to this Section 8.7 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment.  The prepayment shall be made on the Proposed Prepayment Date except as provided in subparagraph (f) of this Section 8.7.

(f)Deferral Pending Change in Control.  The obligation of the Company to prepay Notes pursuant to the offers required by subparagraph (b) and accepted in accordance with subparagraph (d) of this Section 8.7 is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made.  In the event that such Change in Control does not occur on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change in Control occurs.  The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change in Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.7 in respect of such Change in Control shall be deemed rescinded).

(g)Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.7; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.7 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.

(h)Effect on Required Payments.  The amount of each payment of the principal of the Notes made pursuant to this Section 8.7 shall be applied against and reduce each of the then remaining principal payments due pursuant to Section 8.1 by a percentage equal to the aggregate principal amount of the Notes so paid divided by the aggregate principal amount of the Notes outstanding immediately prior to such payment.

(i)“Change in Control” Defined.  “Change in Control” means an event or series of events by which:

(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

(j)“Control Event” Defined.  “Control Event” means:

(i)the execution by the Company or any of its Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control,

(ii)the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control, or

(iii)the making of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) to the holders of the common stock of the Company, which offer, if accepted by the requisite number of holders, would result in a Change in Control.

Section 9.	Affirmative Covenants.

The Company covenants that from the date hereof and so long as any of the Notes are outstanding:

Section 9.1. Compliance with Law.  Without limiting Section 10.10, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case except to the extent that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2. Insurance.  The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3. Maintenance of Properties.   The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4. Payment of Taxes and Claims.  The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 9.5. Corporate Existence, Etc. Subject to Section 10.6, the Company will at all times preserve and keep in full force and effect its corporate existence.  Subject to Sections 10.6 and 10.7, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.6. Notes to Rank Pari Passu. The Notes and all other obligations under this Agreement of the Company are and at all times shall remain direct and unsecured obligations of the Company ranking pari passu with all Indebtedness outstanding under the Bank Credit Agreement and all other present and future unsecured Indebtedness (actual or contingent) of the Company which is not expressed to be subordinate or junior in rank to any other unsecured Indebtedness of the Company.

Section 9.7. Additional Subsidiary Guarantors.  The Company will cause any Subsidiary which is required by the terms of the Bank Credit Agreement to become a party to, or otherwise guarantee, Indebtedness in respect of the Bank Credit Agreement, to enter into the Subsidiary Guaranty and deliver to each of the holders of the Notes (concurrently with the incurrence of any such obligation pursuant to the Bank Credit Agreement) the following items:

(a)a joinder agreement in respect of the Subsidiary Guaranty;

(b)a certificate signed by an authorized Responsible Officer of the Company making representations and warranties to the effect of those contained in Sections 5.4, 5.6 and 5.7, with respect to such Subsidiary and the Subsidiary Guaranty, as applicable; and

(c)an opinion of counsel (who may be in-house counsel for the Company) addressed to each of the holders of the Notes satisfactory to the Required Holders, to the effect that the Subsidiary Guaranty by such Person has been duly authorized, executed and delivered and that the Subsidiary Guaranty constitutes the legal, valid and binding contract and agreement of such Person enforceable in accordance with its terms, except as an enforcement of such terms may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 9.8. Books and Records. The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

Section 10.	Negative Covenants.

The Company covenants that from the date hereof and so long as any of the Notes are outstanding:

Section 10.1. Consolidated Net Worth.  The Company will not at any time permit Consolidated Net Worth to be less than the sum of (a) $116,926,600, plus (b) 50% of Consolidated Net Income (but only if a positive number) for each fiscal quarter beginning with the fiscal quarter ending after February 29, 2008, plus (c) the net proceeds from the issuance by the Company or any Subsidiary of Equity Interests after February 29, 2008.

Section 10.2. Consolidated Indebtedness to Consolidated EBITDA. The Company will not permit, at the end of any fiscal quarter, the ratio of Consolidated Indebtedness to Consolidated EBITDA (Consolidated EBITDA to be calculated as at the end of each fiscal quarter for each Rolling Period then ended) to exceed 3.25 to 1.00.

Section 10.3. Fixed Charges Coverage Ratio.  The Company will not permit the ratio of Consolidated EBITDAR to Consolidated Fixed Charges for each Rolling Period (calculated as at the end of each fiscal quarter for the Rolling Period then ended) to be less than 2.00 to 1.00.

Section 10.4. Priority Indebtedness. The Company will not at any time permit the aggregate amount of all Priority Indebtedness to exceed 10% of Consolidated Net Worth (Consolidated Net Worth to be determined as of the end of the then most recently ended fiscal quarter of the Company).

Section 10.5. Limitation on Liens.   The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits except:

  (a)Liens for taxes, assessments or other governmental charges that are not yet due and payable or the payment of which is not at the time required by Section 9.4;

(b)any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(c)Liens incidental to the conduct of business or the ownership of properties and assets (including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens for sums not yet due and payable) and Liens to secure the performance of bids, tenders, leases, or trade contracts, or to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation), surety or appeal bonds or other Liens incurred in the ordinary course of business and not in connection with the borrowing of money;

(d)leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to the ownership of property or assets or the ordinary conduct of the business of the Company or any of its Subsidiaries, or Liens incidental to minor survey exceptions and the like, provided that such Liens do not, in the aggregate, materially detract from the value of such property;

(e)Liens securing Indebtedness of a Subsidiary to the Company or to a Subsidiary;

(f)Liens existing as of the Closing Date and reflected in Schedule 10.5;

(g)Liens incurred after the Closing Date given to secure the payment of the purchase price incurred in connection with the acquisition, construction or improvement of property (other than accounts receivable or inventory) useful and intended to be used in carrying on the business of the Company or a Subsidiary, including Liens existing on such property at the time of acquisition or construction thereof or Liens incurred within 365 days of such acquisition or completion of such construction or improvement, provided that (i) the Lien shall attach solely to the property acquired, purchased, constructed or improved; (ii) at the time of acquisition, construction or improvement of such property (or, in the case of any Lien incurred within 365 days of such acquisition or completion of such construction or improvement, at the time of the incurrence of the Indebtedness secured by such Lien), the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such property, whether or not assumed by the Company or a Subsidiary, shall not exceed the lesser of (y) the cost of such acquisition, construction or improvement or (z) the Fair Market Value of such property (as determined in good faith by one or more officers of the Company to whom authority to enter into the transaction has been delegated by the board of directors of the Company); and (iii) at the time of such incurrence and after giving effect thereto, no Default or Event of Default would exist;

(h)any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Company or a Subsidiary or its becoming a Subsidiary, or any Lien existing on any property acquired by the Company or any Subsidiary at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed), provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Subsidiary or such acquisition of property, (ii) each such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property, and (iii) at the time of such incurrence and after giving effect thereto, no Default or Event of Default would exist;

(i)Liens incurred after the Closing Date given to secure Indebtedness on property or assets of the Company or its Subsidiaries which Liens were given after the Closing Date, provided the Company makes, or causes to be made, effective provision whereby the Notes will be equally and ratably secured with any and all other obligations thereby secured, such security to be pursuant to an agreement reasonably satisfactory to the Required Holders and, in any such case, the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of a pari passu equitable Lien on such property;

(j)any extensions, renewals or replacements of any Lien permitted by the preceding subparagraphs (f), (g), (h) and (i) of this Section 10.5, provided that (i) no additional property shall be encumbered by such Liens, (ii) the unpaid principal amount of the Indebtedness or other obligations secured thereby shall not be increased on or after the date of any extension, renewal or replacement, and (iii) at such time and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;  and

(k)Liens securing Priority Indebtedness of the Company or any Subsidiary, provided that the aggregate principal amount of any such Priority Indebtedness shall be permitted by Section 10.4, and, provided further that, no such Liens permitted under this Section 10.5(k) may secure any obligations under the Bank Credit Agreement.

Section 10.6. Sales of Assets. The Company will not, and will not permit any Subsidiary to, sell, lease or otherwise dispose of any substantial part (as defined below) of the assets of the Company and its Subsidiaries; provided, however, that the Company or any Subsidiary may sell, lease or otherwise dispose of assets constituting a substantial part of the assets of the Company and its Subsidiaries if such assets are sold in an arms length transaction and, at such time and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and an amount equal to the net proceeds received from such sale, lease or other disposition (but only with respect to that portion of such assets that exceeds the definition of “substantial part” set forth below) shall be used within 365 days of such sale, lease or disposition, in any combination:

     (1)     to acquire productive assets used or useful in carrying on the business of the Company and its Subsidiaries and having a value at least equal to the value of such assets sold, leased or otherwise disposed of; and/or

(2)to prepay or retire Senior Indebtedness of the Company and/or its Subsidiaries, provided that (i) the Company shall offer to prepay each outstanding Note in a principal amount which equals the Ratable Portion for such Note, and (ii) any such prepayment of the Notes shall be made at par, together with accrued interest thereon to the date of such prepayment, but without the payment of the Make-Whole Amount.  Any offer of prepayment of the Notes pursuant to this Section 10.6 shall be given to each holder of the Notes by written notice that shall be delivered not less than 15 days and not more than 60 days prior to the proposed prepayment date.  Each such notice shall state that it is given pursuant to this Section and that the offer set forth in such notice must be accepted by such holder in writing and shall also set forth (i) the prepayment date, (ii) a description of the circumstances which give rise to the proposed prepayment and (iii) a calculation of the Ratable Portion for such holder’s Notes.  Each holder of the Notes which desires to have its Notes prepaid shall notify the Company in writing delivered not less than five (5) Business Days prior to the proposed prepayment date of its acceptance of such offer of prepayment.  Prepayment of Notes pursuant to this Section 10.6 shall be made in accordance with Section 8.2 (but without payment of the Make-Whole Amount).

As used in this Section 10.6, a sale, lease or other disposition of assets shall be deemed to be a “substantial part” of the assets of the Company and its Subsidiaries if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Subsidiaries during the period of 12 consecutive months ending on the date of such sale, lease or other disposition, exceeds 10% of the book value of Consolidated Total Assets, determined as of the end of the fiscal quarter immediately preceding such sale, lease or other disposition; provided that there shall be excluded from any determination of a “substantial part” any (i) sale or disposition of assets in the ordinary course of business of the Company and its Subsidiaries, (ii) any transfer of assets from the Company to any Wholly-Owned Subsidiary or from any Subsidiary to the Company or a Wholly-Owned Subsidiary and (iii) any sale or transfer of property acquired by the Company or any Subsidiary after the date of this Agreement to any Person within 365 days following the acquisition or construction of such property by the Company or any Subsidiary if the Company or a Subsidiary shall concurrently with such sale or transfer, lease such property, as lessee.

Section 10.7. Merger and Consolidation.  The Company will not, and will not permit any of its Subsidiaries to, consolidate with or merge with any other Person or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person; provided that:

(1)any Subsidiary of the Company may (x) consolidate with or merge with, or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to, (i) the Company or a Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation or

(ii) any other Person so long as the survivor is the Subsidiary, or (y) convey, transfer or lease all of its assets in compliance with the provisions of Section 10.6; and

(2)the foregoing restriction does not apply to the consolidation or merger of the Company with, or the conveyance, transfer or lease of substantially all of the assets of the Company in a single transaction or series of transactions to, any Person so long as:

(a)the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease of substantially all of the assets of the Company as an entirety, as the case may be (the “Successor Corporation”), shall be a solvent entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b)if the Company is not the Successor Corporation, such Successor Corporation shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes (pursuant to such agreements and instruments as shall be reasonably satisfactory to the Required Holders), and the Successor Corporation shall have caused to be delivered to each holder of Notes (A) an opinion of independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and (B) an acknowledgment from each Subsidiary Guarantor that the Subsidiary Guaranty continues in full force and effect; and

(c)at such time and immediately after giving effect to such transaction, no Default or Event of Default would exist (it being agreed that for purposes of determining compliance with Section 10.2, such transaction shall be treated on a pro forma basis for the relevant period as having been consummated as of the last day of the immediately preceding fiscal quarter).

     Section 10.8. Line of Business.  The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Public Filings.

Section 10.9. Transactions with Affiliates.  The Company will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course and upon fair and reasonable terms that are not materially less favorable to the Company or such Subsidiary, taken as a whole, than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 10.10. Terrorism Sanctions Regulations.  The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.

Section 11.	Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Section 10, or any Subsidiary Guarantor defaults in the performance of or compliance with any term of the Subsidiary Guaranty beyond any period of grace or cure period provided with respect thereto; or

(d)the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default or (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e)any Subsidiary Guaranty ceases to be a legally valid, binding and enforceable obligation or contract of a Subsidiary Guarantor (other than upon a release of any Subsidiary Guarantor from a Subsidiary Guaranty in accordance with the terms of Section 2.1(b) hereof), or any Subsidiary Guarantor or any party by, through or on account of any such Person, challenges the validity, binding nature or enforceability of any such Subsidiary Guaranty; or

(f)any representation or warranty made in writing by or on behalf of the Company or Subsidiary Guarantor in this Agreement or any Subsidiary Guaranty or by any officer of the Company or any Subsidiary Guarantor in any writing furnished in connection with the transactions contemplated hereby or by any Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made; or

(g)(i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $2,500,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $2,500,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $2,500,000, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or

(h)the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(i)a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, any of its Subsidiaries or any Subsidiary Guarantor, or any such petition shall be filed against the Company, any of its Subsidiaries or any Subsidiary Guarantor and such petition shall not be dismissed within 60 days; or

(j)a final judgment or judgments for the payment of money aggregating in excess of $2,500,000 are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(k)if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $2,500,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that could increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect.

As used in Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 12.	Remedies on Default, Etc.

Section 12.1. Acceleration.  (a) If an Event of Default with respect to the Company described in paragraph (h) or (i) of Section 11 (other than an Event of Default described in clause (i) of paragraph (h) or described in clause (vi) of paragraph (h) by virtue of the fact that such clause encompasses clause (i) of paragraph (h)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)If any other Event of Default has occurred and is continuing, any holder or holders of more than 50% in aggregate principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing with respect to any Notes, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by such holder or holders to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (i) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (ii) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2. Other Remedies.  If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3. Rescission.  At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of not less than 51% in aggregate principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to any Notes.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4. No Waivers or Election of Remedies, Expenses, Etc.  No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

Section 13.	Registration; Exchange; Substitution of Notes.

Section 13.1. Registration of Notes.  The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2. Transfer and Exchange of Notes.  Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iv)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same Series as such surrendered Note  in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2, provided, that in lieu thereof such holder may (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation to the effect that the purchase by any holder of any Note will not constitute a non-exempt prohibited transaction under section 406(a) of ERISA.

Section 13.3. Replacement of Notes.  Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iv)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense shall execute and deliver not more than five Business Days following satisfaction of such conditions, in lieu thereof, a new Note of the same Series as such lost, stolen, destroyed or mutilated Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 14.	Payments on Notes.

Section 14.1. Place of Payment.  Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Bank of America, N.A. in such jurisdiction.  The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2. Home Office Payment.  So long as any Purchaser or such Purchaser’s nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A or as specified in such Purchaser’s Confirmation of Acceptance, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1.  Prior to any sale or other disposition of any Note held by any Purchaser or such Person’s nominee, such Person will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2.  The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

Section 15.	Expenses, Etc.

Section 15.1. Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel for any Purchasers and, if reasonably required by the Required Holders, local or other counsel) incurred by each Purchaser and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes, and (c) the costs and expenses incurred in connection with the filing of this Agreement for any Series of Notes and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $3,500 for any Series of Notes.  The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder) incurred in connection with its purchase of the Notes.

Section 15.2. Survival.  The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

Section 16.	Expenses, Etc.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any such Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of any such Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of any such Note.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement.  Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 17.	Notices.

       Section 17.1. Requirements.  This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2.2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any holder of Notes unless consented to by such holder of Notes in writing, (b) (i) with the written consent of the Company and Prudential (and without the consent of any other holder of Notes), the provisions of Section 2.1 may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (ii) with the written consent of the Company and all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of Sections 2.1 and 4 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes and (c) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest (if such change results in a decrease in the interest rate) or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.  Notwithstanding the foregoing, at any time prior to when the Company has issued in excess of $25,000,000 of Notes, for any amendment of this Agreement and the Notes or  waiver of the observance of any term hereof or thereof that requires only the written consent of the Company and the Required Holders, the term “Required Holders” shall mean  the holders of more than 50% of the aggregate outstanding principal amount of  (i) Notes of all Series at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates and any Notes held by parties who are contractually required to abstain from voting with respect to matters affecting the holders of the Notes) and (ii) Existing Notes.

Section 17.2.Solicitation of Holders of Notes.

(a)Solicitation.  The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes, unless such proposed amendment, waiver or consent relates only to a specific Series of Accepted Notes which have not yet been purchased, in which case such information will only be required to be delivered to the Purchasers which shall have become obligated to purchase Accepted Notes of such Series.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)Payment.  The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support is concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

Section 17.3. Binding Effect, Etc.  Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.  As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4. Notes Held by Company, Etc.  Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

Section 18.	Notices.

Section 18.1. Notices Generally.  All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i )  if to a Purchaser or such Purchaser’s nominee, to such Purchaser or such Purchaser’s nominee at the address specified for such communications in Schedule A or as specified by such Purchaser in its Confirmation of Acceptance, or at such other address as such Purchaser or such Purchaser’s nominee shall have specified to the Company in writing pursuant to this Section 18;

(ii)  if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing pursuant to this Section 18, or

(iii)if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Dana L. Perry, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18.1 will be deemed given only when actually received.

Section 18.2. Electronic Communications.  Notwithstanding the foregoing, notices and other communications to a Purchaser or to a Purchaser’s nominee hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites), provided that the foregoing shall not apply to notices to any Purchaser or to a Purchaser’s nominee if such Purchaser or nominee, as applicable, has notified the Company that it is incapable of receiving notices by electronic communication.  A Purchaser may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless a Purchaser otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, returned e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Notwithstanding anything to the contrary in this Section 18, any communication pursuant to Section 2.1 shall be made by the method specified for such communication in Section 2.1, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a telecopier communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telecopier terminal the number of which is listed for the party receiving the communication in Schedule A or at such other telecopier terminal as the party receiving the information shall have specified in writing to the party sending such information.

Section 19.	Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at any Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced.  The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 20.	Confidential Information.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified (or that would reasonably be understood to be confidential or proprietary) when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) such Purchaser’s directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by such Purchaser’s Notes), (ii) such Purchaser’s financial advisors and other professional advisors who agree to hold confidential the Confidential Information in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which such Purchaser sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing for the benefit of the Company prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which such Purchaser offers to purchase any security of the Company (if such Person has agreed in writing for the benefit of the Company prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, the Subsidiary Guaranty and this Agreement.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

Section 21.	Substitution of Purchaser.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6.  Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser.  In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

Section 22.	Miscellaneous.

Section 22.1. Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2. Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 22.3. Accounting Terms.  All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.  For purposes of determining compliance with the covenants set out in this Agreement, any election by the Company to measure an item of Indebtedness using fair value (as permitted by Accounting Standard Codification Topic No. 825-10-25 – Fair Value Option or any similar accounting standard) shall be disregarded and such determination shall be made by valuing indebtedness at 100% of the outstanding principal thereof.

Section 22.4. Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.5. Construction.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 22.6. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.7. Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.8. Jurisdiction and Process; Waiver of Jury Trial.   (a)  The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes.  To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section.  The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c)Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d)The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

Section 22.9.                      Transaction References.  The Company agrees that Prudential may, after obtaining the Company’s consent, (i) refer to its role in establishing the Facility, as well as the identity of the Company and the maximum aggregate principal amount of the Notes and the date on which the Facility was established, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (ii) display the Company’s corporate logo in conjunction with any such reference.

*   *   *   *   *

The execution hereof by the Purchasers shall constitute a contract among the Company and the Purchasers for the uses and purposes hereinabove set forth.  This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

Very truly yours,

AZZ incorporated

By /s/ Dana L. Perry
Name:Dana L. Perry
Title:Senior Vice President and Chief Financial Officer

This Agreement is hereby accepted and agreed to as of the date first written above.

Prudential Investment Management, Inc.

By:  /s/ [Prudential Investment Management, Inc.]__
Vice President

[AZZ Private Shelf Agreement Signature Page]

Information Related to the Company and the Purchasers

Information Related to the Company

AZZ incorporated

(1) Address for Notices:

AZZ incorporated
One Museum Place
3100 West 7th Street, Suite 500
Fort Worth, Texas 76107
Attention: Dana L. Perry

(2) Receipt of telephonic, email or facsimile notices:

Dana L. Perry
(817) 336-5354 (facsimile)
danaperry@azz.com (email)

(3) Authorized Officers:

David Dingus
Dana Perry

Schedule A
(to AZZ Private Shelf Agreement)

Authorized Officers for Prudential

Randall M. Kob Managing Director Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6210 Facsimile: (214) 720-6299	Timothy M. Laczkowski Vice President Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6275 Facsimile: (214) 720-6299
Matthew A. Baker Vice President Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6253 Facsimile: (214) 720-6299	Brien F. Davis Vice President Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6256 Facsimile: (214) 720-6299
Brian E. Lemons Vice President Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6276 Facsimile: (214) 720-6299	Brian N. Thomas Vice President Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6216 Facsimile: (214) 720-6299
Email Address for above officers: PCG.dallas@prudential.com with a copy to: tim.laczkowski@prudential.com

A-2

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acceptance” is defined in Section 2.1(f).

“Acceptance Day” is defined in Section 2.1(f).

“Acceptance Window” means, with respect to any interest rate quotes provided by Prudential pursuant to Section 2.1(e), the time period designated by Prudential during which the Company may elect to accept such interest rate quotes as to not less than $10,000,000 in aggregate principal amount of Notes specified in the related Request for Purchase.

“Accepted Note” is defined in Section 2.1(f).

“Affiliate” means, at any time, (a) with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, (b) with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests and (c) with respect to Prudential, shall include any managed account, investment fund or other vehicle for which Prudential or any Prudential Affiliate acts as investment advisor or portfolio manager.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” means this Private Shelf Agreement among the Company, Prudential and the Purchasers dated October 28, 2011, as it may be amended, restated, modified or supplemented from time to time.

“Anti-Money Laundering Laws” is defined in Section 5.16(c).

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Authorized Officer” means (i) in the case of the Company, its chief executive officer, its chief financial officer, any other Person authorized by the Company to act on behalf of the Company and designated as an “Authorized Officer” of the Company in Schedule A attached hereto or any other Person authorized by the Company to act on behalf of the Company and designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer

Schedule B
(to AZZ Private Shelf Agreement)

and delivered to Prudential, and (ii) in the case of Prudential, any officer of Prudential designated as its “Authorized Officer” in Schedule A or any officer of Prudential designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its Authorized Officers or a lawyer in its law department.  Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential and whom the Company in good faith believes to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.

“Available Facility Amount” is defined in Section 2.1(a).

“Bank Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of May 25, 2006 by and among the Company, certain Subsidiaries of the Company named therein, Bank of America, N.A., as administrative agent, and the other financial institutions party thereto, as amended, restated, joined, supplemented, increased or otherwise modified from time to time, and any renewals, extensions, increases or replacements thereof, which constitute the primary bank credit facility of the Company and its Subsidiaries.

“Bank Lenders” means the banks and financial institutions party to the Bank Credit Agreement.

“Blocked Person” is defined in Section 5.16(a).

“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purpose of Section 2.1 only, a day on which Prudential is open for business, and (c) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Cancellation Date” is defined in Section 2.1(h)(iv).

“Cancellation Fee” is defined in Section 2.1(h)(iv).

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

“Change in Control” is defined in Section 8.7.

“Closing” means, with respect to any Series of Notes, the closing of the sale and purchase of such Series of Notes.

“Closing Date” means the date of any Closing.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means AZZ incorporated, a Texas corporation.

“Confidential Information” is defined in Section 20.

“Confirmation of Acceptance” is defined in Section 2.1(f).

“Consolidated EBITDA” means, for any Rolling Period, the sum of (a) Consolidated Net Income for such Rolling Period, plus (b) the sum of all amounts deducted therefrom in respect of such Rolling Period, in conformity with GAAP, for interest, taxes, depreciation and amortization.  For purposes of calculating Consolidated EBITDA for any Rolling Period, if during such period the Company or any Subsidiary shall have acquired or disposed of any Person or acquired or disposed of all or substantially all of the operating assets of any Person, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

“Consolidated EBITDAR” means, for any Rolling Period, an amount equal to the sum of (a) Consolidated EBITDA for such Rolling Period plus (b) Rental Expense for such Rolling Period.

“Consolidated Fixed Charges” means, with respect to any period, the sum of (i) Consolidated Interest Expense for such period plus (ii) Rental Expense for such period, determined on a consolidated basis for the Company and its Subsidiaries.

“Consolidated Indebtedness” means, all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period of calculation thereof for the Company and its Subsidiaries on a consolidated basis, the aggregate amount of all interest (including commitment fees) on all Indebtedness of the Company and its Subsidiaries, whether paid in cash or accrued as a liability and payable in cash during such period (including, without limitation, imputed interest on Capital Lease Obligations; the amortization of any original issue discount on any Indebtedness; the interest portion of any deferred payment obligation; all commissions, discounts, and other fees and charges owed with respect to letters of credit or bankers’ acceptance financing; net costs associated with Swap Contracts; the interest component of any Indebtedness that is guaranteed or secured by such Person), and all cash premiums or penalties for the repayment, redemption, or repurchase of Indebtedness.

“Consolidated Net Income” means, for any period, as applied to Company and its Subsidiaries (including any Subsidiaries acquired during such period and such consolidated net income (or net loss) is supported by an audit or is otherwise acceptable to the Required Holders), the consolidated net income (or net loss) of the Company and its Subsidiaries after giving effect to deduction of or provision for all operating expenses, all taxes and reserves (including, without limitation, reserves for deferred taxes); provided, however, that such sum shall exclude:

(i)any net gains or losses on the sale or the other disposition, not in the ordinary course of business, of investments and other capital assets, provided that there shall also be excluded any related charges for taxes thereon;

(ii)any net gain arising from the collection of the proceeds of any insurance policy (other than any business interruption insurance policy);

(iii) any write-up or write-down of any asset; and

(iv)any other extraordinary item, as defined by GAAP.

“Consolidated Net Worth” shall mean the consolidated stockholder’s equity of the Company and its Subsidiaries, as defined according to GAAP.

“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Control Event” is defined in Section 8.7.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means with respect to the Notes of any Series that rate of interest that is the greater of (i) 2.00% per annum above the rate of interest stated in clause (a) of the first paragraph of such Notes or (ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. as its “base” or “prime” rate.

“Delayed Delivery Fee” is defined in Section 2.1(h)(iii).

“Disclosure Documents” is defined in Section 5.3.

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Notes” means (i) the promissory notes issued and outstanding under the Note Purchase Agreement dated as of January 20, 2011 among the Company and the purchasers of  notes listed on the signature pages thereof relating to the issuance of $125,000,000 original principal amount of 5.42% Senior Notes, Series 2011A due January 20, 2021 (the “5.42% Notes”) (exclusive of any 5.42% Notes then owned by the Company or any of its Affiliates and any 5.42% Notes held by parties who are contractually required to abstain from voting with respect to matters affecting the holders of the 5.42% Notes) and (ii) the promissory notes issued and outstanding under the Note Purchase Agreement dated as of March 31, 2008 among the Company and the purchasers of notes listed on the signature pages thereof relating to the issuance of $100,000,000 original principal amount of 6.24% Senior Notes due March 31, 2018 (the “6.24% Notes”) (exclusive of any 6.24% Notes then owned by the Company or any of its Affiliates and any 6.24% Notes held by parties who are contractually required to abstain from voting with respect to matters affecting the holders of the 6.24% Notes).

“Facility” is defined in Section 2.1(a).

“Fair Market Value” means, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell), as reasonably determined in the good faith opinion of the Company’s board of directors.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means those generally accepted accounting principles as in effect from time to time in the United States of America.

 “Governmental Authority” means

(a)the government of

(i)the United States of America or any State or other political subdivision thereof, or

(ii)any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which has jurisdiction over any properties of the Company or any Subsidiary, or

(b)any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

 “Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any Environmental Laws including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Hedge Treasury Note(s)” means, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Hostile Tender Offer” means, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)all direct obligations of such Person for amounts drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)net obligations of such Person under any Swap Contract;

(d)all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)Capital Leases, Synthetic Lease Obligations and other obligations that are considered borrowed money obligations for tax purposes but operating leases in accordance with GAAP;

(g)all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of attributable Indebtedness in respect thereof as of such date.

“INHAM Exemption” is defined in Section 6.2(e).

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than $1,000,000 of the aggregate principal amount of the Notes of any Series then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Issuance Fee” is defined in Section 2.1(h)(ii).

“Issuance Period” is defined in Section 2.1(b).

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement

(other than an operating lease) or Capital Lease, upon or with respect to any property or asset of such Person (including, in the case of stock, shareholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” is defined in Section 8.6.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, (c) the ability of any Subsidiary Guarantor to perform its obligations under the Subsidiary Guaranty or (d) the validity or enforceability of this Agreement, the Notes or the Subsidiary Guaranty.

“Material Subsidiary” means, at any time, any Subsidiary of the Company which, together with all other Subsidiaries of such Subsidiary, accounts for more than (i) 5% of the consolidated assets of the Company and its Subsidiaries or (ii) 5% of consolidated revenue of the Company and its Subsidiaries.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” is defined in Section 6.2.

“Notes” is defined in Section 1.

“OFAC” is defined in Section 5.16(a).

“OFAC Listed Person” is defined in Section 5.16(a).

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Priority Indebtedness” means (without duplication), as of the date of any determination thereof, the sum of (i) all unsecured Indebtedness of Subsidiaries (including all Guarantees of Indebtedness of the Company but excluding (x) Indebtedness owing to the Company or any other Subsidiary, (y) Indebtedness outstanding at the time such Person became a Subsidiary, provided that such Indebtedness shall have not been incurred in contemplation of such person becoming a Subsidiary, and (z) all Subsidiary Guaranties and all Guarantees of Indebtedness of the Company by any Subsidiary which has also guaranteed the Notes) and (ii) all Indebtedness of the Company and its Subsidiaries secured by Liens other than Indebtedness secured by Liens permitted by subparagraphs (a) through (j), inclusive, of Section 10.5.

 “property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Proposed Prepayment Date” is defined in Section 8.7.

“Prudential” is defined in the address line to this Agreement.

“Prudential Affiliate” means any Affiliate of Prudential.

“PTE” is defined in Section 6.2(a).

“Public Filings” is defined in Section 5.3.

“Purchaser” is defined in the address line to this Agreement.

“Purchasers” means the Purchasers of the Notes named, from time to time, in Schedule A hereto.

“QPAM Exemption” is defined in Section 6.2(d).

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Ratable Portion” means, with respect to any Note, an amount equal to the product of (x) the amount equal to the net proceeds being so applied to the prepayment of Senior Indebtedness in accordance with Section 10.6(2), multiplied by (y) a fraction the numerator of which is the outstanding principal amount of such Note and the denominator of which is the aggregate principal amount of Senior Indebtedness of the Company and its Subsidiaries being prepaid pursuant to Section 10.6(2).

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Rental Expense” means, for any Rolling Period, all fees, costs and expenses (including any penalties and interest thereon) of the Company and its Subsidiaries in connection with the use, occupancy or possession by Company and its Subsidiaries of any real or personal, or mixed, property, but excluding all payments pursuant to all Capital Leases.

“Request for Purchase” is defined in Section 2.1(d).

“Required Holders” means, at any time, the holders of more than 50% in principal amount of the Notes of all Series at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates and any Notes held by parties who are contractually required to abstain from voting with respect to matters affecting the holders of the Notes).

“Rescheduled Closing Day” is defined in Section 3.2.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion.

“Rolling Period” means, on any date of determination, the most recent four fiscal quarters of the Company and its Subsidiaries ended on May 31, August 31, November 30 or February 28 or 29 (as the case may be).

 “SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Indebtedness” means, as of the date of any determination thereof, all Consolidated Indebtedness, other than Subordinated Indebtedness.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Series” is defined in Section 1.

“Source” is defined in Section 6.2.

“Structuring Fee” is defined in Section 2.1(h)(i).

“Subordinated Indebtedness” means all unsecured Indebtedness of the Company that shall contain or have applicable thereto subordination provisions providing for the subordination thereof to other Indebtedness of the Company (including, without limitation, the obligations of the Company under this Agreement or the Notes).

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantor” means each Subsidiary which is party to the Subsidiary Guaranty.

“Subsidiary Guaranty” is defined in Section 2.2.

 “SVO” means the Securities Valuation Office of the NAIC or any successor to such office.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Treasury Stock” means capital stock of the Company that is owned by the Company and held in treasury.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

Changes in Corporate Structure

None.

Schedule 4.9
(to AZZ Private Shelf Agreement)

Subsidiaries of the Company, Ownership of Subsidiary Stock, Affiliates

 (i)List of the Company’s Subsidiaries—Name, Jurisdiction, Ownership Percentages

Name	Jurisdiction of Organization	Ownership Percentage
1.AAA Galvanizing – Chelsea, Inc.	Delaware	100% of shares owned by Arbor-Crowley, Inc.
2.AAA Galvanizing – Dixon, Inc.	Delaware	100% of shares owned by Arbor-Crowley, Inc.
3.AAA Galvanizing – Hamilton, Inc.	Delaware	100% of shares owned by Arbor-Crowley, Inc.
4.AAA Galvanizing – Joliet, Inc.	Delaware	100% of shares owned by Arbor-Crowley, Inc.
5.AAA Galvanizing – Peoria, Inc.	Delaware	100% of shares owned by Arbor-Crowley, Inc.
6.AAA Galvanizing – Winsted, Inc.	Delaware	100% of shares owned by Arbor-Crowley, Inc.
7.Arbor-Crowley, Inc.	Delaware	100% of shares owned by the Company
8.Arizona Galvanizing, Inc.	Arizona	100% of shares owned by Arbor-Crowley, Inc.
9.Arkgalv, Inc.	Arkansas	100% of shares owned by the Company
10.Atkinson Industries, Inc.	Kansas	100% of shares owned by the Company
11.Automatic Processing Incorporated	Mississippi	100% of shares owned by Aztec Industries, Inc. – Moss Point
12.Aztec Industries, Inc.	Mississippi	100% of shares owned by the Company
13.Aztec Industries, Inc. – Moss Point	Mississippi	100% of shares owned by Aztec Industries, Inc.
14.Aztec Manufacturing Partnership, Ltd.	Texas	100% of partnership interests ultimately beneficially owned by the Company
15.Aztec Manufacturing – Waskom Partnership, Ltd.	Texas	100% of partnership interests ultimately beneficially owned by the Company
16.AZZ Blenkhorn & Sawle Limited	Ontario	100% of shares owned by Arbor-Crowley, Inc.
17.AZZ Canada Limited	Ontario	100% of shares owned by Arbor-Crowley, Inc.
18.AZZ Delaware, Inc.	Delaware	100% of shares owned by Arbor Crowley, Inc.
19.AZZ GP, LLC	Delaware	100% of interests owned by Arbor-Crowley, Inc.
20.AZZ Group, LP	Delaware	1% General Partner interest held by AZZ GP, LLC; 99% Limited Partner interest held by AZZ LP, LLC
21.AZZ Holdings, Inc.	Delaware	100% of shares owned by Arbor-Crowley, Inc.
22.AZZ LP, LLC	Delaware	100% of interests owned by Arbor-Crowley, Inc.

Schedule 5.4
(to AZZ Private Shelf Agreement)

23.Carter and Crawley, Inc.	Delaware	100% of shares owned by Arbor-Crowley, Inc.
24.Central Electric Company	Missouri	100% of shares owned by Arbor-Crowley, Inc.
25.Central Electric Manufacturing Company	Missouri	100% of shares owned by Central Electric Company
26.CGIT Systems, Inc.	Delaware	100% of shares owned by Arbor-Crowley, Inc.
27.Drilling Rig Electrical Systems Co. Partnership, Ltd.	Texas	100% of partnership interests ultimately beneficially owned by the Company
28.Electrical Power Systems, Inc.	Missouri	100% of shares owned by Central Electric Company
29.Gulf Coast Galvanizing, Inc	Alabama	100% of shares owned by the Company
30.Hobson Galvanizing, Inc.	Louisiana	100% of shares owned by Arbor-Crowley, Inc.
31.International Galvanizers Partnership, Ltd.	Texas	100% of partnership interests ultimately beneficially owned by the Company
32.NAGalv – Ohio, Inc.	Delaware	100% of shares owned by North American Galvanizing Company
33.NAGalv – WV, Inc.	Delaware	100% of shares owned by North American Galvanizing Company
34.North American Galvanizing & Coatings, Inc.	Delaware	100% of shares owned by Arbor-Crowley, Inc.
35.North American Galvanizing Company	Delaware	100% of shares owned by North American Galvanizing & Coatings, Inc.
36.Premier Coatings, Inc.	Oklahoma	100% of shares owned by North American Galvanizing Company
37.Reinforcing Services, Inc.	Oklahoma	100% of shares owned by North American Galvanizing Company
38.Rig-A-Lite Partnership, Ltd.	Texas	100% of partnership interests ultimately beneficially owned by the Company
39.Rogers Galvanizing Company – Kansas City	Oklahoma	100% of shares owned by North American Galvanizing Company
40.The Calvert Company, Inc.	Mississippi	100% of shares owned by the Company
41.Westside Galvanizing Services, Inc.	Delaware	100% of shares owned by Arbor-Crowley, Inc.
42.Witt Galvanizing – Cincinnati, Inc.	Delaware	100% of shares owned by Arbor-Crowley, Inc.
43.Witt Galvanizing – Muncie, Inc.	Delaware	100% of shares owned by Arbor-Crowley, Inc.
44.Witt Galvanizing – Plymouth, Inc.	Delaware	100% of shares owned by Arbor-Crowley, Inc.

5.4-2

II.List of the Company’s Affiliates (other than Subsidiaries)

None.

III.List of the Company’s Directors and Senior Officers

Directors: H. Kirk Downey, Daniel R. Feehan, Peter A. Hegedus, David H. Dingus, Dana L. Perry, Daniel E. Berce, Martin C. Bowen, Sam Rosen and Kevern R. Joyce.

Senior

Officers:David H. Dingus (President and CEO); Dana L. Perry (Senior VP of Finance, CFO and Secretary); Tim Pendley (VP – Galvanizing Services) and Clement H. Watson (VP – Sales, Electrical Products Group).

5.4-3

Existing Indebtedness; Future Liens

Indebtedness arising under the Second Amended and Restated Credit Agreement, dated as of May 25, 2006, among the Company, as borrower, Bank of America, as Administrative Agent, Swing Line Lender and L/c Issuer, and the other Lenders party thereto (as amended, the “Credit Agreement”), as amended by First Amendment to Second Amended and Restated Credit Agreement, dated February 28, 2007, as further amended by Second Amendment and Consent to Second Amended and Restated Credit Agreement, dated March 31, 2008, as further amended by Third Amendment to Second Amended and Restated Credit Agreement, dated December 3, 2008, as further amended by Fourth Amendment to Second Amended and Restated Credit Agreement, dated February 13, 2008, as further amended by Fifth Amendment and Consent to Second Amended and Restated Credit Agreement, dated April 29, 2010.  As of May 31, 2011, the principal amount of outstanding Indebtedness under the Credit Agreement was $0.  The Indebtedness under the Credit Agreement is unsecured and is guaranteed by the Company's Subsidiaries.  Section 7.03 of the Credit Agreement contains restrictions on the ability of the Company and its Subsidiaries to incur Indebtedness.

Indebtedness arising under the Note Purchase Agreement, dated as of March 31, 2008, among the Company and the purchasers party thereto (the “Prior Agreement”).  As of May 31, 2011, the principal amount of outstanding Indebtedness under the Prior Agreement was approximately $100 million.  The Indebtedness under the Prior Agreement is unsecured and is guaranteed by the Company’s Subsidiaries.  Sections 10.1, 10.2 and 10.4 of the Prior Agreement contain restrictions on the ability of the Company and its Subsidiaries to incur Indebtedness.

Indebtedness arising under the Note Purchase Agreement, dated as of January 20, 2011, among the Company and the purchasers party thereto (the “2011 Agreement”).  As of May 31, 2011, the principal amount of outstanding Indebtedness under the 2011 Agreement was approximately $125 million.  The Indebtedness under the 2011 Agreement is unsecured and is guaranteed by the Company’s Subsidiaries.  Sections 10.1, 10.2 and 10.4 of the 2011 Agreement contain restrictions on the ability of the Company and its Subsidiaries to incur Indebtedness.

Schedule 5.15
(to AZZ Private Shelf Agreement)

Existing Liens

None.

Schedule 10.5
(to AZZ Private Shelf Agreement)

[Form of Note]

AZZ incorporated

[    ]% Senior Note, Series [ ], due [                 ,      ]

No. [_____]
PPN [______________]
ORIGINAL PRINCIPAL AMOUNT:
ORIGINAL ISSUE DATE:
INTEREST RATE:
INTEREST PAYMENT DATES:
FINAL MATURITY DATE:
PRINCIPAL PREPAYMENT DATES AND AMOUNTS:

For Value Received, the undersigned, AZZ incorporated (herein called the “Company”), a corporation organized and existing under the laws of the State of Texas, hereby promises to pay to [_____________________], or registered assigns, the principal sum of [______________] Dollars [on the Final Maturity Date specified above (or so much thereof as shall not have been prepaid),][,payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the Interest Rate per annum specified above, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum (the “Default Rate”) from time to time equal to the greater of (i) 2.00% over the Interest Rate specified above, or (ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of JPMorgan Chase Bank, N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Private Shelf Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Private Shelf Agreement, dated as of October 28, 2011 (as from time to time amended, supplemented or modified, the “Private Shelf Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Private Shelf Agreement and (ii) made the representations set forth

Exhibit 1
(to AZZ Private Shelf Agreement)

in Section 6.2 of the Private Shelf Agreement, provided, that in lieu thereof such holder may (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation to the effect that the purchase by any holder of any Note will not constitute a non-exempt prohibited transaction under section 406(a) of ERISA.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Private Shelf Agreement.

This Note is a registered Note and, as provided in the Private Shelf Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

[The Company will make required prepayments of principal on the dates and in the amounts specified in the Private Shelf Agreement.]  This Note is [also] subject to [optional] prepayment, in whole or from time to time in part, at the times and on the terms specified in the Private Shelf Agreement, but not otherwise.]  [This Note is not subject to prepayment.]

Pursuant to the Subsidiary Guaranty Agreement dated as of October 28, 2011 (as amended, restated or otherwise modified from time to time, the “Subsidiary Guaranty”), certain Subsidiaries of the Company have absolutely and unconditionally guaranteed payment in full of the principal and Make-Whole Amount, if any, of and interest on this Note and the performance by the Company of its obligations contained in the Private Shelf Agreement all as more fully set forth in said Subsidiary Guaranty.

If an Event of Default, as defined in the Private Shelf Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Private Shelf Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the issuer and holder hereof shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

AZZ incorporated

By:
Name:
Title:

E-1-2

Form of Request for Purchase

AZZ incorporated

Reference is made to the Private Shelf Agreement (the “Agreement”), dated as of October 28, 2011, between AZZ incorporated, a Texas corporation  (the “Company”), on the one hand, and Prudential Investment Management, Inc. (“Prudential”) and each Prudential Affiliate which becomes party thereto, on the other hand.  Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.

Pursuant to Section 2.1(d) of the Agreement, the Company hereby makes the following Request for Purchase:

1.           Aggregate principal amount of
the Notes covered hereby
(the “Notes”)  ...................  [$____________]

2.           Individual specifications of the Notes:

Principal Amount	Final Maturity Date	Principal Prepayment Dates and Amounts	Interest Payment Period

[___] in arrears

3.           Use of proceeds of the Notes:

4.           Proposed day for the closing of the purchase and sale of the Notes:

Exhibit 2.1(d)
(to AZZ Private Shelf Agreement)

5.           The purchase price of the Notes is to be transferred to:

Name and Address
and ABA Routing                                           Number of
Number of Bank                                               Account

6.           The Company certifies that  (a) the representations and warranties contained in Section 5 of the Agreement are true on and as of the date of this Request for Purchase, other than any of such representations and warranties that address matters only as of a specific date, which are true on and as of such specified date, and (b) that there exists on the date of this Request for Purchase no Event of Default or Default.

7.           The Issuance Fee to be paid pursuant to the Agreement will be paid by the Company on the closing date.

Dated:

AZZ incorporated

By:
Name:
Title:

E-2.1(d)-2

Form of Confirmation of Acceptance

Reference is made to the Private Shelf Agreement (the “Agreement”), dated as of October 28, 2011 between AZZ incorporated, a Texas corporation (the “Company”), on the one hand, and Prudential Investment Management, Inc. (“Prudential”) and each Prudential Affiliate which becomes party thereto, on the other hand.  All terms used herein that are defined in the Agreement have the respective meanings specified in the Agreement.

Prudential or the Prudential Affiliate which is named below as a Purchaser of Notes hereby confirms the representations as to such Notes set forth in Section 6 of the Agreement, and agrees to be bound by the provisions of the Agreement applicable to the Purchasers or holders of the Notes.

Pursuant to Section 2.1(f) of the Agreement, an Acceptance with respect to the following Accepted Notes is hereby confirmed:

I.           Accepted Notes:  Aggregate principal
amount $__________________

(A)           (a)  Name of Purchaser:
           (b)  Principal amount:
           (c)  Final maturity date:
           (d)  Principal prepayment dates and amounts:
           (e)  Interest rate:
           (f)   Interest payment period:                                                                [_______] in arrears
                                 (g)  Payment and notice instructions: As set forth on attached
             Purchaser Schedule

(B)           (a)  Name of Purchaser:
           (b)  Principal amount:
           (c)  Final maturity date:
           (d)  Principal prepayment dates and amounts:
           (e)  Interest rate:
           (f)   Interest payment period:                                                                [_______] in arrears
                                 (g)  Payment and notice instructions: As set forth on attached
             Purchaser Schedule

[(C), (D)..... same information as above.]

II.           Closing Day:

Exhibit 2.1(f)
(to AZZ Private Shelf Agreement)

III.           Issuance Fee:

AZZ incorporated

By:
Name:
Title:

E-2.1(f)-2

Form of Subsidiary Guaranty

Subsidiary Guaranty Agreement

Dated as of October 28, 2011

from

The Subsidiary Guarantors Named Herein

for the benefit of

The Holders of the Notes

of

AZZ incorporated

Re:

Private Shelf Agreement Dated as of October 28, 2011

Exhibit 2.2
(to AZZ Private Shelf Agreement)

Table of Contents

Section	Heading	Page E-2.2-

Section 1.	Guaranty	2

Section 2.	Representations and Warranties	3

Section 3.	Subsidiary Guarantor’s Obligations Unconditional	5

Section 4.	Full Recourse Obligations; Pari Passu Ranking	11

Section 5.	Waiver	11

Section 6.	Waiver of Subrogation	12

Section 7.	Subordination	13

Section 8.	Effect of Bankruptcy Proceedings, Etc	13

Section 9.	Term of Guaranty	14

Section 10.	Contribution	14

Section 11.	Limitation of Liability	14

Section 12.	Negative Pledge	15

Section 13.	Supplemental Agreement	15

Section 14.	Definitions and Terms Generally	15

Section 15.	Notices	16

Section 16.	Amendments, Etc	17

Section 17.	Consent to Jurisdiction; Service of Process	17

E-2.2-i

Section 18.	Waiver of Jury Trial	18

Section 19.	Survival	18

Section 20.	Severability	18

Section 21.	Successors and Assigns	19

Section 22.	Table of Contents; Headings	19

Section 23.	Counterparts	19

Section 24.	Governing Law	19

Section 25.	Release	19

Section 26.	Covenant Compliance	19

E-2.2-ii

This Subsidiary Guaranty Agreement, dated as of October 28, 2011 (the “Guaranty”), from each of:

(1)AAA Galvanizing – Chelsea, Inc.;
(2)AAA Galvanizing – Dixon, Inc.;
(3)AAA Galvanizing – Hamilton, Inc.;
(4)AAA Galvanizing – Joliet, Inc.;
(5)AAA Galvanizing – Peoria, Inc.;
(6)AAA Galvanizing – Winsted, Inc.;
(7)Arbor-Crowley, Inc.;
(8)Arizona Galvanizing, Inc.;
(9)Arkgalv, Inc.;
(10)Atkinson Industries, Inc.;
(11)Automatic Processing Incorporated;
(12)Aztec Industries, Inc.;
(13)Aztec Industries, Inc. – Moss Point;
(14)Aztec Manufacturing – Waskom Partnership, Ltd.;
(15)Aztec Manufacturing Partnership, Ltd.;
(16)AZZ Blenkhorn & Sawle Limited;
(17)AZZ Canada Limited;
(18)AZZ Delaware, Inc.;
(19)AZZ GP, LLC;
(20)AZZ Group, LP;
(21)AZZ Holdings, Inc.;
(22)AZZ LP, LLC;
(23)Carter and Crawley, Inc.;
(24)Central Electric Company;
(25)Central Electric Manufacturing Company;
(26)CGIT Systems, Inc.;
(27)Drilling Rig Electrical Systems Co. Partnership, Ltd.;
(28)Electrical Power Systems, Inc.;
(29)Gulf Coast Galvanizing, Inc.;
(30)Hobson Galvanizing, Inc.;
(31)International Galvanizers Partnership, Ltd.;
(32)NAGalv – Ohio, Inc.;
(33)NAGalv - WV, Inc.;
(34)North American Galvanizing & Coatings, Inc.;
(35)North American Galvanizing Company;
(36)Premier Coatings, Inc.;
(37)Reinforcing Services, Inc.;
(38)Rig-A-Lite Partnership, Ltd.;
(39)Rogers Galvanizing Company – Kansas City;
(40)The Calvert Company, Inc.;
(41)Westside Galvanizing Services, Inc.;

E-2.2-1

(42)Witt Galvanizing – Plymouth, Inc.;
(43)Witt Galvanizing – Muncie, Inc.;
(44)Witt Galvanizing – Cincinnati, Inc.; and
(45)such Subsidiaries as shall become parties hereto in accordance with Section 13 hereof (each a “Subsidiary Guarantor” and collectively the “Subsidiary Guarantors”),

for the benefit of the holders from time to time of the Notes (as defined below) (the “Holders”).  Capitalized terms used herein are defined in Section 14 hereof or the Private Shelf Agreement referred to below.

Whereas, AZZ incorporated, a Texas corporation (the “Company”) is authorized to issue senior promissory notes in one or more separate series from time to time in an aggregate principal amount not to exceed $100,000,000 (the “Notes”) pursuant to a Private Shelf Agreement, dated as of the date hereof (as amended, modified or supplemented from time to time, the “Private Shelf Agreement”) among the Company and the purchasers named therein.

Whereas, each of the Subsidiary Guarantors is a Subsidiary of the Company.

Whereas, the Company has agreed that its Subsidiaries will guarantee the Company’s obligations under the Notes and the Private Shelf Agreement.

Whereas, the Subsidiary Guarantors each acknowledge that they will derive substantial benefits from the issuance of the Notes.

Now, Therefore, in consideration of the premises and to induce the Holders to purchase the Notes, each of the Subsidiary Guarantors, intending to be legally bound, hereby agrees for the benefit of the Holders, as follows:

Section 1.	Guaranty.

Each Subsidiary Guarantor with all other Subsidiary Guarantors, hereby absolutely, unconditionally and irrevocably guarantees, jointly and severally, as a primary obligor and not merely as a surety, to each Holder and its successors and assigns, the full and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of the principal of and Make-Whole Amount and interest on (including, without limitation, interest, whether or not an allowable claim, accruing after the date of filing of any petition in bankruptcy, or the commencement of any bankruptcy, insolvency or similar proceeding relating to the Company) the Notes and all other amounts under the Private Shelf Agreement and all other obligations, agreements and covenants of the Company now or hereafter existing under the Private Shelf Agreement whether for principal, Make-Whole Amount, interest (including interest accruing both prior to and subsequent to the commencement of any proceeding against or with respect to the Company under any chapter of the Bankruptcy Code), indemnification payments, expenses (including reasonable attorneys’ fees and expenses) or otherwise, and all reasonable costs and expenses, if any, incurred by any Holder in connection with enforcing any rights under

E-2.2- 2

this Guaranty (all such obligations being the “Guaranteed Obligations”), and agrees to pay any and all reasonable expenses incurred by each Holder in enforcing this Guaranty; provided that, notwithstanding anything contained herein or in the Private Shelf Agreement to the contrary, the maximum liability of each Subsidiary Guarantor hereunder and under the Private Shelf Agreement shall in no event exceed such Guarantor’s Maximum Guaranteed Amount, and provided further, each Subsidiary Guarantor shall be unconditionally required to pay all amounts demanded of it hereunder prior to any determination of such Maximum Guaranteed Amount and the recipient of such payment, if so required by a final non-appealable order of a court of competent jurisdiction, shall then be liable for the refund of any excess amounts.  If any such rebate or refund is ever required, all other Subsidiary Guarantors (and the Company) shall be fully liable for the repayment thereof to the maximum extent allowed by applicable law.  This Guaranty is an absolute, unconditional, present and continuing guaranty of payment and not of collectibility and is in no way conditioned upon any attempt to collect from the Company or any other action, occurrence or circumstance whatsoever.  Subject to the foregoing, each Subsidiary Guarantor agrees that the Guaranteed Obligations may at any time and from to time exceed the Maximum Guaranteed Amount of such Subsidiary Guarantor without impairing this Guaranty or affecting the rights and remedies of the Holders hereunder.

Notwithstanding any stay, injunction or other prohibition preventing such action against the Company, if for any reason whatsoever the Company shall fail or be unable duly, punctually and fully to perform and (in the case of the payment of Guaranteed Obligations) pay such amounts as and when the same shall become due and (in the case of the payment of Guaranteed Obligations) payable or to perform or comply with any other Guaranteed Obligation, whether or not such failure or inability shall constitute an “Event of Default” under the Private Shelf Agreement or the Notes, each Subsidiary Guarantor will forthwith (in the case of the payment of Guaranteed Obligations) pay or cause to be paid such amounts to the Holders, in lawful money of the United States of America, at the place specified in the Private Shelf Agreement, or perform or comply with such Guaranteed Obligations or cause such Guaranteed Obligations to be performed or complied with, (in the case of the payment of Guaranteed Obligations) together with interest (in the amounts and to the extent required under such Notes) on any amount due and owing.

Section 2.	Representations and Warranties.

Each Subsidiary Guarantor hereby represents and warrants to the Holders as follows:

(a)All representations and warranties contained in the Private Shelf Agreement that relate to such Subsidiary Guarantor are true and correct in all respects and are incorporated by reference with the same force and effect as though set forth herein in full.

(b)Such Subsidiary Guarantor acknowledges that any default in the due observance or performance by such Subsidiary Guarantor of any covenant, condition or agreement contained herein (if, after the running of any applicable notice and opportunity to cure periods provided in the Private Shelf Agreement, such default or event of default remains uncured) shall constitute an Event of Default.

E-2.2-3

(c)There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or expressly waived.

(d)Such Subsidiary Guarantor has, independently and without reliance upon the Holders and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty.  Such Subsidiary Guarantor has investigated fully the benefits and advantages which will be derived by it from execution of this Guaranty, and the Board of Directors (or other equivalent authority) of such Subsidiary Guarantor has decided that a direct and/or an indirect benefit will accrue to such Subsidiary Guarantor by reason of the execution of this Guaranty.

(e)(i) This Guaranty is not given with actual intent to hinder, delay or defraud any Person to which such Subsidiary Guarantor is or will become, on or after the date hereof, indebted; (ii) such Subsidiary Guarantor has received at least a reasonably equivalent value in exchange for the giving of this Guaranty; (iii) such Subsidiary Guarantor is not insolvent on the date hereof and will not become insolvent as a result of the giving of this Guaranty; (iv) such Subsidiary Guarantor is not engaged in a business or transaction, nor is about to engage in a business or transaction, for which any property remaining with such Subsidiary Guarantor constitutes an unreasonably small amount of capital; and (v) such Subsidiary Guarantor does not intend to incur debts that will be beyond such Subsidiary Guarantor’s ability to pay as such debts mature.

(f)Such Subsidiary Guarantor is a corporation or other legal entity duly organized and validly existing under the laws of its state or province of organization, and has the requisite power, authority and legal right under the laws of its state or province of organization to conduct its business as presently conducted and to execute, deliver and perform its obligations under this Guaranty.

(g)The execution, delivery and performance of this Guaranty have been duly authorized by all necessary corporate action on the part of such Subsidiary Guarantor, and does not require any consent or approval of, or the giving of notice to, or the taking of any other action in respect of, any stockholder or trustee or holder of any indebtedness or obligations of such Subsidiary Guarantor.  This Guaranty constitutes a legal, valid and binding obligation of such Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms, except that such enforceability is subject to any limitations arising from bankruptcy, insolvency, liquidation, moratorium, reorganization and other similar laws of general application relating to or affecting the rights of creditors or pledgees and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(h)The execution, delivery and performance of this Guaranty does not and will not conflict with or result in any violation of or default under any provision of the Articles of Incorporation, by-laws, limited liability company agreement or partnership agreement, as the case may be, of such Subsidiary Guarantor, or any indenture, mortgage, deed of trust, instrument, law, rule or regulation binding on such Subsidiary Guarantor or to which such Subsidiary Guarantor is a party.

E-2.2-4

(i)The execution, delivery and performance of this Guaranty does not and will not result in violation of any judgment or order applicable to such Subsidiary Guarantor or result in the creation or imposition of any Lien on any of the properties or revenues of such Subsidiary Guarantor pursuant to any requirement of law or any indenture, mortgage, deed of trust or other instrument to which such Subsidiary Guarantor is a party.

(j)The execution, delivery and performance of this Guaranty does not and will not conflict with and does not and will not require any consent, approval or authorization of, or registration or filing with, any governmental authority or agency of the state or province of organization of such Subsidiary Guarantor or of the United States or any State.

(k)There are no pending or, to the knowledge of such Subsidiary Guarantor, threatened actions or proceedings against or affecting such Subsidiary Guarantor or any of its properties by or before any court or administrative agency or arbiter that would adversely affect the ability of such Subsidiary Guarantor to perform its obligations hereunder or call into question the validity or enforceability of this Guaranty.

(l)Such Subsidiary Guarantor’s obligations under this Guaranty are at least pari passu in right of payment with all other unsecured claims against the general creditors of such Subsidiary Guarantor.

(m)No Subsidiary Guarantor is in breach of or default under or with respect to any instrument, document or agreement binding upon such Subsidiary Guarantor which breach or default is reasonably probable to have a Material Adverse Effect or result in the creation of a Lien on any property of such Subsidiary Guarantor other than Liens permitted under Section 10.5 of the Private Shelf Agreement.  Such Subsidiary Guarantor is in compliance with all applicable requirements of law except such non-compliance as would not have a Material Adverse Effect.

(n)The execution, delivery and performance by each Subsidiary Guarantor of this Guaranty will not render such Subsidiary Guarantor insolvent, nor is it being made in contemplation of such Subsidiary Guarantor’s insolvency, and such Subsidiary Guarantor does not have an unreasonably small capital.

Section 3.	Subsidiary Guarantor’s Obligations Unconditional.

(a)This Guaranty shall constitute a guarantee of payment, performance and compliance and not of collection, and each Subsidiary Guarantor specifically agrees that it shall not be necessary, and that such Subsidiary Guarantor shall not be entitled to require, before or as a condition of enforcing the liability of such Subsidiary Guarantor under this Guaranty or requiring payment or performance of the Guaranteed Obligations by any Subsidiary Guarantor hereunder, or at any time thereafter, that any Holder:  (a) file suit or proceed to obtain or assert a claim for personal judgment against the Company or any other Person that may be liable for or with respect to any Guaranteed Obligation; (b) make any other effort to obtain payment or performance of any Guaranteed Obligation from the Company or any other Person that may be liable for or with respect to such Guaranteed Obligation, except for the making of the demands,

E-2.2-5

when appropriate, described in Section 1; (c) foreclose against, or seek to realize upon security now or hereafter existing for such Guaranteed Obligations; (d) except to the extent set forth in Section 1, exercise or assert any other right or remedy to which such Holder is or may be entitled in connection with any Guaranteed Obligation or any security or other guaranty therefor; or (e) assert or file any claim against the assets of the Company or any other Person liable for any Guaranteed Obligation.  Each Subsidiary Guarantor agrees that this Guaranty shall be continuing, and that the Guaranteed Obligations will be paid and performed in accordance with their terms and the terms of this Guaranty, and are the primary, absolute and unconditional obligations of such Subsidiary Guarantor, irrespective of the value, genuineness, validity, legality, regularity or enforceability or lack thereof of any part of the Guaranteed Obligations or any agreement or instrument relating to the Guaranteed Obligations or this Guaranty, or the existence of any indemnities with respect to the existence of any other guarantee of or security for any of the Guaranteed Obligations, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 3 that the obligations of each Subsidiary Guarantor hereunder shall be irrevocable, primary, absolute and unconditional under any and all circumstances.

(b)Each Subsidiary Guarantor hereby expressly waives notice of acceptance of and reliance upon this Guaranty, diligence, presentment, demand of payment or performance, protest and all other notices (except as otherwise provided for in Section 1) whatsoever, any requirement that the Holders exhaust any right, power or remedy or proceed against the Company or against any other Person under any other guarantee of, or security for, or any other agreement, regarding any of the Guaranteed Obligations.  Each Subsidiary Guarantor further agrees that, subject solely to the requirement of making demands under Section 1, the occurrence of any event or other circumstance that might otherwise vary the risk of the Company or such Subsidiary Guarantor or constitute a defense (legal or equitable) available to, or a discharge of, or a counterclaim or right of set-off by, the Company or such Subsidiary Guarantor (other than the full and indefeasible due payment and performance of the Guaranteed Obligations), shall not affect the liability of such Subsidiary Guarantor hereunder.

(c)The obligations of each Subsidiary Guarantor under this Guaranty are not subject to any counterclaim, set-off, deduction, diminution, abatement, recoupment, suspension, deferment or defense based upon any claim such Subsidiary Guarantor or any other Person may have against the Company, any Holder or any other Person, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstances or condition whatsoever (whether or not such Subsidiary Guarantor or the Company shall have any knowledge or notice thereof), including:

(i)any renewal, extension, modification, increase, decrease, alteration or rearrangement of all or any part of the Guaranteed Obligations or any instrument executed in connection therewith, or any contract or understanding with the Company, the Holders, or any of them, or any other Person, pertaining to the Guaranteed Obligations;

E-2.2-6

(ii)any adjustment, indulgence, forbearance or compromise that might be granted or given by any Holder to the Company or any other Person liable on the Guaranteed Obligations, or the failure of any Holder to assert any claim or demand or to exercise any right or remedy against the Company or any other Person under the provisions of the Private Shelf Agreement, the Notes or otherwise; or any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, the Private Shelf Agreement, the Notes, any guarantee or any other agreement;

(iii)the insolvency, bankruptcy arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of the Company or any other Person at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of the Company or any other such Person, or any change, restructuring or termination of the existence of the Company or any other such Person, or any sale, lease or transfer of any or all of the assets of the Company or any other such Person, or any change in the shareholders, partners, or members of the Company or any other such Person; or any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations;

(iv)the invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations, or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including the fact that the Guaranteed Obligations, or any part thereof, exceed the amount permitted by law, the act of creating the Guaranteed Obligations or any part is ultra vires, the officers or representatives executing the documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, the Guaranteed Obligations violate applicable usury laws, the Company or any other Person has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from the Company or any other Person, the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible, legally impossible or unenforceable, or the documents or instruments pertaining to the Guaranteed Obligations have been forged or otherwise are irregular or not genuine or authentic;

(v)any full or partial release of the liability of the Company on the Guaranteed Obligations or any part thereof, of any co-guarantors, or of any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations or any part thereof, it being recognized, acknowledged and agreed by each Subsidiary Guarantor that such Subsidiary Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other Person, and such Subsidiary Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement that any parties other than the

E-2.2-7

Company will be liable to perform the Guaranteed Obligations, or that the Holders will look to other parties to perform the Guaranteed Obligations;

(vi)the taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations;

(vii)any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including negligent, unreasonable or unjustifiable impairment) of any collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations;

(viii)the failure of any Holder or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;

(ix)the fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by each Subsidiary Guarantor that such Subsidiary Guarantor is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral;

(x)any payment by the Company to any Holder being held to constitute a preference under any Fraudulent Conveyance Law, or for any reason any Holder being required to refund such payment or pay such amount to the Company or someone else;

(xi)any other action taken or omitted to be taken with respect to the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices such Subsidiary Guarantor or increases the likelihood that such Subsidiary Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of such Subsidiary Guarantor that it shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action or omission whatsoever, whether or not contemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Guaranteed Obligations in cash;

(xii)the fact that all or any of the Guaranteed Obligations cease to exist by operation of law, including by way of a discharge, limitation or tolling thereof under applicable bankruptcy laws;

(xiii)any other circumstance (including any statute of limitations) that might in any manner or to any extent otherwise constitute a defense available to, vary the risk of, or operate as a discharge of, the Company or any Person as a matter of law or equity;

E-2.2-8

(xiv)any merger or consolidation of the Company or any Subsidiary Guarantor into or with any other Person or any sale, lease or transfer of any of the assets of the Company to any other Person;

(xv)any change in the ownership of any shares of capital stock of the Company, or any change in the relationship between the Company and such Subsidiary Guarantor or any termination of any such relationship;

(xvi)any default, failure or delay, willful or otherwise, in the performance by the Company, any Subsidiary Guarantor or any other Person of any obligations of any kind or character whatsoever under the Private Shelf Agreement or any other agreement;

(xvii)any change in the ownership of any shares or partnership interests of the Company, any Subsidiary Guarantor or any other Person;

(xviii)in respect of the Company, any Subsidiary Guarantor or any other Person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to the Company, any Subsidiary Guarantor or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), civil commotion, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, action of any Federal or state regulatory body or agency, change of law or any other causes affecting performance, or any other force majeure, whether or not beyond the control of the Company, any Subsidiary Guarantor or any other Person and whether or not of the kind hereinbefore specified; or

(xix)any other occurrence, circumstance, or event whatsoever, whether similar or dissimilar to the foregoing, whether foreseen or unforeseen, and any other circumstance which might otherwise constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or which might otherwise limit recourse against such Subsidiary Guarantor;

provided that the specific enumeration of the above-mentioned acts, failures or omissions shall not be deemed to exclude any other acts, failures or omissions, though not specifically mentioned above, it being the purpose and intent of this Guaranty and the parties hereto that the obligations of each Subsidiary Guarantor shall be absolute and unconditional and shall not be discharged, impaired or varied except by the payment and performance of all obligations of the Company under the Private Shelf Agreement and the Notes in accordance with their respective terms as each may be amended or modified from time to time.  Without limiting the foregoing, it is understood that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, the Company or any Subsidiary Guarantor shall default under or in respect of the terms of the Private Shelf Agreement and that notwithstanding recovery hereunder for or in respect of any given default or defaults by the Company or any Subsidiary Guarantor under the Private Shelf Agreement, this Guaranty shall remain in full force and effect and shall apply to each and every subsequent default.  All waivers herein contained

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shall be without prejudice to the Holders at their respective options to proceed against the Company, any Subsidiary Guarantor or other Person, whether by separate action or by joinder.

(d)Each Subsidiary Guarantor hereby consents and agrees that any Holder or Holders from time to time, with or without any further notice to or assent from any other Subsidiary Guarantor may, without in any manner affecting the liability of any Subsidiary Guarantor under this Guaranty, and upon such terms and conditions as any such Holder or Holders may deem advisable:

(i)extend in whole or in part (by renewal or otherwise), modify, change, compromise, release or extend the duration of the time for the performance or payment of any debt, liability or obligation of the Company or any Subsidiary Guarantor or of any other Person secondarily or otherwise liable for any debt, liability or obligations of the Company on the Private Shelf Agreement or the Notes, or waive any Default or Event of Default with respect thereto, or waive, modify, amend or change any provision of any other agreement or waive this Guaranty; or

(ii)sell, release, surrender, modify, impair, exchange or substitute any and all property, of any nature and from whomsoever received, held by, or for the benefit of, any such Holder as direct or indirect security for the payment or performance of any debt, liability or obligation of the Company, any Subsidiary Guarantor or of any other Person secondarily or otherwise liable for any debt, liability or obligation of the Company on the Private Shelf Agreement or the Notes; or

(iii)settle, adjust or compromise any claim of the Company or any Subsidiary Guarantor against any other Person secondarily or otherwise liable for any debt, liability or obligation of the Company on the Private Shelf Agreement or the Notes; or

(iv)purchase Notes from time to time from the Company pursuant to the terms and provisions of the Private Shelf Agreement.

Each Subsidiary Guarantor hereby ratifies and confirms any such extension, renewal, change, sale, release, waiver, surrender, exchange, modification, amendment, impairment, substitution, settlement, adjustment, compromise or purchase of Notes and that the same shall be binding upon it, and hereby waives, to the fullest extent permitted by law, any and all defenses, counterclaims or offsets which it might or could have by reason thereof, it being understood that such Subsidiary Guarantor shall at all times be bound by this Guaranty and remain liable hereunder.

(e) All rights of any Holder may be transferred or assigned at any time in accordance with the Private Shelf Agreement and shall be considered to be transferred or assigned at any time or from time to time upon the transfer of such Note in accordance with the Private Shelf Agreement without the consent of or notice to the Subsidiary Guarantors under this Guaranty.

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(f)No Holder shall be under any obligation:  (i) to marshal any assets in favor of the Subsidiary Guarantors or in payment of any or all of the liabilities of the Company or any Subsidiary Guarantor under or in respect of the Notes or the obligations of the Company and the Subsidiary Guarantors under the Private Shelf Agreement or (ii) to pursue any other remedy that the Subsidiary Guarantors may or may not be able to pursue themselves and that may lighten the Subsidiary Guarantors’ burden, any right to which each Subsidiary Guarantor hereby expressly waives.

Section 4.	Full Recourse Obligations; Pari Passu Ranking.

Subject to the Maximum Guaranteed Amount specified above, the obligations of each Subsidiary Guarantor set forth herein constitute the full recourse obligations of such Subsidiary Guarantor enforceable against it to the full extent of all its assets and properties.

The respective obligations under this Guaranty of the Subsidiary Guarantors are and at all times shall remain direct and unsecured obligations of the Subsidiary Guarantors ranking pari passu as against the assets of the Subsidiary Guarantors without any preference among themselves and pari passu with all other present and future unsecured Debt (actual or contingent) of the Subsidiary Guarantors which is not expressed to be subordinate or junior in rank to any other unsecured Debt of the Subsidiary Guarantors.

Section 5.	Waiver.

Each Subsidiary Guarantor unconditionally waives, to the extent permitted by applicable law:

(a)notice of any of the matters referred to in Section 3;

(b)notice to such Subsidiary Guarantor of the incurrence of any of the Guaranteed Obligations, notice to such Subsidiary Guarantor of any breach or default by the Company or such Subsidiary Guarantor with respect to any of the Guaranteed Obligations or any other notice that may be required, by statute, rule of law or otherwise, to preserve any rights of any Holder against such Subsidiary Guarantor;

(c)presentment to the Company or such Subsidiary Guarantor or of payment from the Company or such Subsidiary Guarantor with respect to any Note or other Guaranteed Obligation or protest for nonpayment or dishonor;

(d)any right to the enforcement, assertion, exercise or exhaustion by any Holder of any right, power, privilege or remedy conferred in any Note, the Private Shelf Agreement or otherwise;

(e)any requirement of diligence on the part of any Holder;

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(f)any requirement to mitigate the damages resulting from any default under the Notes or the Private Shelf Agreement;

(g)any notice of any sale, transfer or other disposition of any right, title to or interest in any Note or other Guaranteed Obligation by any Holder, assignee or participant thereof, or in the Private Shelf Agreement;

(h)any release of any Subsidiary Guarantor from its obligations hereunder resulting from any loss by it of its rights of subrogation hereunder; and

(i)any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety or which might otherwise limit recourse against such Subsidiary Guarantor.

Section 6.	Waiver of Subrogation.

Notwithstanding any payment or payments made by any Subsidiary Guarantor hereunder, or any application by any Holder of any security or of any credits or claims, no Subsidiary Guarantor will assert or exercise any rights of any Holder or of such Subsidiary Guarantor against the Company to recover the amount of any payment made by such Subsidiary Guarantor to any Holder hereunder by way of any claim, remedy or subrogation, reimbursement, exoneration, contribution, indemnity, participation or otherwise arising by contract, by statute, under common law or otherwise, and such Subsidiary Guarantor shall not have any right of recourse to or any claim against assets or property of the Company, in each case unless and until the Guaranteed Obligations have been paid in full.  Until such time (but not thereafter), each Subsidiary Guarantor hereby expressly waives any right to exercise any claim, right or remedy which such Subsidiary Guarantor may now have or hereafter acquire against the Company or any other Subsidiary Guarantor that arises under the Notes, the Private Shelf Agreement or from the performance by any Subsidiary Guarantor of the guaranty hereunder including any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification or participation in any claim, right or remedy of any Holder against the Company or any Subsidiary Guarantor, or any security that any Holder now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise.  If any amount shall be paid to a Subsidiary Guarantor by the Company or another Subsidiary Guarantor after payment in full of the Guaranteed Obligations, and all or any portion of the Guaranteed Obligations shall thereafter be reinstated in whole or in part and any Holder is required to repay any sums received by any of them in payment of the Guaranteed Obligations, this Guaranty shall be automatically reinstated and such amount shall be held in trust for the benefit of the Holders and shall forthwith be paid to the Holders to be credited and applied to the Guaranteed Obligations, whether matured or unmatured.  The provisions of this paragraph shall survive the termination of this Guaranty, and any satisfaction and discharge of the Company by virtue of any payment, court order or any Federal or state law.

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Section 7.	SUBORDINATION.

If any Subsidiary Guarantor is or becomes the holder of any indebtedness payable by the Company or another Subsidiary Guarantor, each Subsidiary Guarantor hereby subordinates all such indebtedness owing to it from the Company or such other Subsidiary Guarantor to all indebtedness of the Company to the Holders, and agrees that, during the continuance of any Event of Default, it shall not accept any payment on the same until payment in full of the Guaranteed Obligations and shall in no circumstance whatsoever attempt to set-off or reduce any obligations hereunder because of such indebtedness.  If any amount shall nevertheless be paid in violation of the foregoing to a Subsidiary Guarantor by the Company or another Subsidiary Guarantor prior to payment in full of the Guaranteed Obligations, such amount shall be held in trust for the benefit of the Holders and shall forthwith be paid to the Holders to be credited and applied to the Guaranteed Obligations, whether matured or unmatured.

Section 8.	Effect of Bankruptcy Proceedings, Etc.

(a)If after receipt of any payment of, or proceeds of any security applied (or intended to be applied) to the payment of all or any part of, the Guaranteed Obligations, any Holder is for any reason compelled to surrender or voluntarily surrenders (under circumstances in which it believes it could reasonably be expected to be so compelled if it did not voluntarily surrender), such payment or proceeds to any Person (i) because such payment or application of proceeds is or may be avoided, invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, fraudulent conveyance, fraudulent transfer, impermissible set-off or a diversion of trust funds or (ii) for any other similar reason, including, without limitation, (x) any judgment, decree or order of any court or administrative body having jurisdiction over any Holder or any of their respective properties or (y) any settlement or compromise of any such claim effected by any Holder with any such claimant (including the Company), then the Guaranteed Obligations or part thereof intended to be satisfied shall be reinstated and continue, and this Guaranty shall continue in full force as if such payment or proceeds had not been received, notwithstanding any revocation thereof or the cancellation of any Note or any other instrument evidencing any Guaranteed Obligations or otherwise, and the Subsidiary Guarantors, jointly and severally, shall be liable to pay the Holders, and hereby do indemnify the Holders and hold them harmless for, the amount of such payment or proceeds so surrendered and all expenses (including reasonable attorneys’ fees, court costs and expenses attributable thereto) incurred by any Holder in defense of any claim made against any of them that any payment or proceeds received by any Holder in respect of all or part of the Guaranteed Obligations must be surrendered.  The provisions of this paragraph shall survive the termination of this Guaranty, and any satisfaction and discharge of the Company by virtue of any payment, court order or any Federal or state law.

(b)If an event permitting the acceleration of the maturity of any of the Guaranteed Obligations shall at any time have occurred and be continuing, and such acceleration shall at such time be prevented by reason of the pendency against the Company or any other Person of any case or proceeding contemplated by Section 8(a) hereof, then, for the purpose of defining the obligation of any Subsidiary Guarantor under this Guaranty, the maturity of the principal amount of the Guaranteed Obligations shall be deemed to have been accelerated with the same effect as if

E-2.2-13

an acceleration had occurred in accordance with the terms of such Guaranteed Obligations, and such Subsidiary Guarantor shall forthwith pay such principal amount, all accrued and unpaid interest thereon, and all other Guaranteed Obligations, due or that would have become due but for such case or proceeding, without further notice or demand.

Section 9.	Term of Guaranty.

This Guaranty and all guarantees, covenants and agreements of each Subsidiary Guarantor contained herein shall continue in full force and effect and shall not be discharged until such time as all of the principal of and interest on the Notes, the other Guaranteed Obligations and other independent payment obligations of such Subsidiary Guarantor under this Guaranty shall be paid in cash and performed in full, and all of the agreements of each of the other Subsidiary Guarantors hereunder shall be duly paid in cash and performed in full.

Section 10.	Contribution.

In order to provide for just and equitable contribution among the Subsidiary Guarantors, each Subsidiary Guarantor agrees that, to the extent any Subsidiary Guarantor makes any payment hereunder on any date which, when added to all preceding payments made by such Subsidiary Guarantor hereunder, would result in the aggregate payments by such Subsidiary Guarantor hereunder exceeding its Percentage (as defined below) of all payments then or theretofore made by all Subsidiary Guarantors hereunder, such Subsidiary Guarantor shall have a right of contribution against each other Subsidiary Guarantor whose aggregate payments then or theretofore made hereunder are less than its Percentage of all payments by all Subsidiary Guarantors then or theretofore made hereunder, in an amount such that, after giving effect to any such contribution rights, each Subsidiary Guarantor will have paid only its Percentage of all payments by all Subsidiary Guarantors then or theretofore made hereunder.  A Subsidiary Guarantor’s “Percentage” on any date shall mean the percentage obtained by dividing (a) the Adjusted Net Assets of such Subsidiary Guarantor on such date by (b) the sum of the Adjusted Net Assets of all Subsidiary Guarantors on such date.  “Adjusted Net Assets” means, for each Subsidiary Guarantor on any date, the lesser of (i) the amount by which the fair value of the property of such Subsidiary Guarantor exceeds the total amount of liabilities, including contingent liabilities, but excluding liabilities under this Guaranty, of such Subsidiary Guarantor on such date and (ii) the amount by which the present fair salable value of the assets of such Subsidiary Guarantor on such date exceeds the amount that will be required to pay the probable liability of such Subsidiary Guarantor on its debts, excluding debt in respect of this Guaranty, as they become absolute and matured.

Section 11.	Limitation of Liability.

Each Subsidiary Guarantor hereby confirms that it is the intention of such Subsidiary Guarantor that the guarantee by such Subsidiary Guarantor pursuant to this Guaranty not constitute a fraudulent transfer or conveyance for purposes of Title 11 of the United States Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar

E-2.2-14

applicable Federal or state law (all such statutes and laws are collectively referred to as “Fraudulent Conveyance Laws”).  To effectuate the foregoing intention, each Subsidiary Guarantor hereby irrevocably agrees that the obligations of such Subsidiary Guarantor under this Guaranty shall be limited to the amount as will, after giving effect to all rights to receive any collections from or payments by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor pursuant to Section 10 hereof, result in the obligations of such Subsidiary Guarantor under this Guaranty not constituting such a fraudulent transfer or conveyance.  In the event that the liability of any Subsidiary Guarantor hereunder is limited pursuant to this Section 11 to an amount that is less than the total amount of the Guaranteed Obligations, then it is understood and agreed that the portion of the Guaranteed Obligations for which such Subsidiary Guarantor is liable hereunder shall be the last portion of the Guaranteed Obligations to be repaid.

Section 12.	Negative Pledge.

Except as permitted under Section 10.5 of the Private Shelf Agreement, no Subsidiary Guarantor will create any Lien on its assets to any other Person during the pendency of this Guaranty except for Liens permitted by Section 10.5 of the Private Shelf Agreement.

Section 13.	Supplemental Agreement.

Upon execution and delivery by a Subsidiary of a Supplemental Agreement substantially in the form of Exhibit A hereto, such Subsidiary shall become a Subsidiary Guarantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor herein.  The execution and delivery of any such instrument shall not require the consent of any other Subsidiary Guarantor hereunder.  The rights and obligations of each Subsidiary Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Guarantor as a party to this Guaranty.

Section 14.	Definitions and Terms Generally.

(a)Unless otherwise defined herein, capitalized terms defined in the Private Shelf Agreement are used herein as defined therein.  In addition, the following terms shall have the following meanings.

“Adjusted Net Assets” has the meaning specified in Section 10 hereof.

“Fraudulent Conveyance Laws” has the meaning specified in Section 11 hereof.

“Guaranteed Obligations” has the meaning specified in Section 1 hereof.

“Guaranty” has the meaning specified in the introduction hereto.

“Holders” has the meaning specified in the introduction hereto.

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“Material Adverse Effect” means a material adverse effect (a) on the business, financial condition, operations or Properties of a Subsidiary Guarantor taken as a whole or (b) on its ability to perform its obligations hereunder.

“Maximum Guaranteed Amount” shall mean, for each Subsidiary Guarantor, the maximum amount which any Subsidiary Guarantor could pay under this Guaranty without having such payment set aside as a fraudulent transfer or conveyance or similar action under Fraudulent Conveyance Law.

 “Notes” has the meaning specified in the Recitals hereto.

“Percentage” has the meaning specified in Section 10 hereof.

“Private Shelf Agreement” has the meanings specified in the Recitals hereto.

 “Required Holders” is has the meaning specified in the Private Shelf Agreement.

“Subsidiary Guarantor” has the meaning specified in the introduction hereto.

(b)Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Guaranty unless the context shall otherwise require.

Section 15.	Notices.

All notices under the terms and provisions hereof shall be in writing (with charges prepaid), and shall be delivered or sent by hand, by telecopy, by express courier service or by registered or certified mail, return receipt requested, postage prepaid, addressed,

(a)if to any Holder, at the address set forth in the Private Shelf Agreement, or at such other address as any such Holder shall from time to time designate to the Company,

(b)if to a Subsidiary Guarantor, at the address of the Company as set forth in the Private Shelf Agreement or at such other address as such Subsidiary Guarantor shall from time to time designate in writing to each Holder.

A notice or communication shall be deemed to have been duly given and effective:

(a) when delivered (whether or not accepted), if personally delivered;

(b) five business days after being deposited in the mail, postage prepaid, if delivered by first-class mail (whether or not accepted);

E-2.2-16

(c) when sent, if sent via facsimile;

(d) when delivered if sent by registered or certified mail (whether or not accepted); and

(e) on the next Business Day if timely delivered by an overnight air courier, with charges prepaid (whether or not accepted).

Section 16.	Amendments, Etc.

No amendment, alteration, modification or waiver of any term or provision of this Guaranty, nor consent to any departure by any Subsidiary Guarantor therefrom, shall in any event be effective unless the same shall be in writing and consented to by the Required Holders provided, however, that any amendment, alteration, modification or waiver of the terms and conditions contained in Section 1 hereof shall require consent from all Holders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 17.	Consent to Jurisdiction; Service of Process.

(a)Each Subsidiary Guarantor irrevocably submits to the nonexclusive in personam jurisdiction of any New York State or federal court sitting in New York City, over any suit, action or proceeding arising out of or relating to this Guaranty or the Notes.  To the fullest extent it may effectively do so under applicable law, each Subsidiary Guarantor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the in personam jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)Each Subsidiary Guarantor agrees, to the fullest extent it may effectively do so under applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in paragraph (a) of this Section 17 brought in any such court shall be conclusive and binding upon such party, subject to rights of appeal and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which such party is or may be subject) by a suit upon such judgment.

(c)Each Subsidiary Guarantor consents to process being served in any suit, action or proceeding of the nature referred to in paragraph (a) of this Section 17 by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the address of each Subsidiary Guarantor specified in Section 15 or at such other address of which the Holders shall then have been notified pursuant to said Section or to any agent for service of process appointed pursuant to the provisions of Section 27.  Each Subsidiary Guarantor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such

E-2.2-17

suit, action or proceeding and (ii) shall, to the full extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such party.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d)Nothing in this Section 17 shall affect the right of any holder of Notes to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against any Subsidiary Guarantor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

Section 18.	Waiver of Jury Trial.

Each Subsidiary Guarantor and by its acceptance hereof each holder, to the fullest extent permitted by applicable law, irrevocably and unconditionally waives the right to trial by jury in any legal or equitable action, suit or proceeding arising out of or relating to this Guaranty or the Private Shelf Agreement or any transaction contemplated hereby or thereby or the subject matter of any of the foregoing.

Section 19.	Survival.

All warranties, representations and covenants made by each Subsidiary Guarantor herein or in any written certificate or other instrument required to be delivered by it or on its behalf hereunder or under the Private Shelf Agreement shall be considered to have been relied upon by the Holders and shall survive the execution and delivery of this Guaranty, regardless of any investigation made by any Holder or on such Holder’s behalf.  All statements in any such certificate or other instrument shall constitute warranties and representations by such Subsidiary Guarantor hereunder.

Section 20.	Severability.

Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, each Subsidiary Guarantor hereby waives any provision of law that renders any provisions hereof prohibited or unenforceable in any respect.

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Section 21.	SUCCESSORS AND ASSIGNS.

The terms of this Guaranty shall be binding upon each Subsidiary Guarantor and its successors and assigns and shall inure to the benefit of the Holders and their respective successors and assigns.

Section 22.	Table of Contents; Headings.

The section and paragraph headings in this Guaranty and the table of contents are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof, and all references herein to numbered sections, unless otherwise indicated, are to sections in this Guaranty.

Section 23.	Counterparts.

This Guaranty may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

Section 24.	Governing Law.

This Guaranty shall in all respects be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without regard to the conflicts of laws principles of such state.

Section 25.	Release.

Notwithstanding any other provision hereof to the contrary, including without limitation Section 3(c)(v), 3(c)(xiv) and 3(c)(xv), a Subsidiary Guarantor may be released from its guaranty hereunder pursuant to Section 2.2(b) of the Private Shelf Agreement.

Section 26.	Covenant Compliance.

Each Subsidiary Guarantor agrees to comply with each of the covenants contained herein and in the Private Shelf Agreement that imposes or purports to impose, by reference to such Subsidiary Guarantor, express or otherwise, through agreements with the Company, restrictions or obligations on such Subsidiary Guarantor.

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In Witness Whereof, each party hereto has caused this Guaranty to be duly executed as of the date first above written.

GUARANTORS:

AZTEC INDUSTRIES, INC.

THE CALVERT COMPANY, INC.

GULF COAST GALVANIZING, INC.

ARKGALV, INC.

ARBOR-CROWLEY, INC.

ATKINSON INDUSTRIES, INC.

AZTEC INDUSTRIES, INC. - MOSS POINT

AUTOMATIC PROCESSING INCORPORATED

ARIZONA GALVANIZING, INC.

AZZ HOLDINGS, INC.

HOBSON GALVANIZING, INC.

CGIT SYSTEMS, INC.

WESTSIDE GALVANIZING SERVICES, INC.

CARTER AND CRAWLEY, INC.

CENTRAL ELECTRIC COMPANY

CENTRAL ELECTRIC MANUFACTURING COMPANY

ELECTRICAL POWER SYSTEMS, INC.

WITT GALVANIZING - CINCINNATI, INC.

WITT GALVANIZING - MUNCIE, INC.

WITT GALVANIZING - PLYMOUTH, INC.

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AAA GALVANIZING - PEORIA, INC.

AAA GALVANIZING - HAMILTON, INC.

AAA GALVANIZING - DIXON, INC.

AAA GALVANIZING - JOLIET, INC.

AAA GALVANIZING - WINSTED, INC.

AAA GALVANIZING - CHELSEA, INC.

AZZ BLENKHORN & SAWLE LIMITED

AZZ CANADA LIMITED

AZZ DELAWARE, INC.

NAGALV – OHIO, INC.

NAGALV – WV, INC.

NORTH AMERICAN GALVANIZING & COATINGS, INC.

NORTH AMERICAN GALVANIZING COMPANY

PREMIER COATINGS, INC.

REINFORCING SERVICES, INC.

ROGERS GALVANIZING COMPANY – KANSAS CITY

AZZ GP, LLC

AZZ LP, LLC

AZZ GROUP, LP
By:AZZ GP, LLC, its General Partner

AZTEC MANUFACTURING PARTNERSHIP, LTD.
By:AZZ Group, LP, its General Partner
By:AZZ GP, LLC, its General Partner

AZTEC MANUFACTURING - WASKOM PARTNERSHIP, LTD.
By:AZZ Group, LP, its General Partner
By:AZZ GP, LLC, its General Partner

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RIG-A-LITE PARTNERSHIP, LTD.
By:AZZ Group, LP, its General Partner
By:AZZ GP, LLC, its General Partner

INTERNATIONAL GALVANIZERS PARTNERSHIP, LTD.
By:AZZ Group, LP, its General Partner
By:AZZ GP, LLC, its General Partner

DRILLING RIG ELECTRICAL SYSTEMS CO. PARTNERSHIP, LTD.
By:AZZ Group, LP, its General Partner
By:AZZ GP, LLC, its General Partner

By:___________________________________
Dana L. Perry, Vice President of each of the foregoing entities

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Exhibit A
Form of Supplemental Agreement

Supplemental Agreement dated as of ____________, ____ from ______________, a _______ corporation (the “New Subsidiary”), for the benefit of the Holders (as defined in the Guaranty referred to below).  Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Subsidiary Guaranty Agreement, dated as of October 28, 2011 (the “Guaranty”), from each of: the Subsidiaries (as defined below) signatory thereto and such other Subsidiaries as shall become parties thereto in accordance therewith, for the benefit of the Holders (as such term is defined in such Guaranty).

Whereas, AZZ incorporated, a Texas corporation (the “Company”) is authorized to issue senior promissory notes in one or more separate series from time to time in an aggregate principal amount not to exceed $100,000,000 (the “Notes”) pursuant to a Private Shelf Agreement, dated as of the date hereof (as amended, modified or supplemented from time to time, the “Private Shelf Agreement”) among the Company and the purchasers named therein.

Whereas, the New Subsidiary is a Subsidiary of the Company.

Whereas, certain of the existing Subsidiaries of the Company have entered into the Guaranty.

Whereas, the Private Shelf Agreement requires that certain Subsidiaries become party to the Guaranty (as a Subsidiary Guarantor).

Whereas, the New Subsidiary acknowledges that it will derive substantial benefits from the issuance of the Notes.

Whereas, the Guaranty specifies that additional Subsidiaries may become Subsidiary Guarantors under such Guaranty by execution and delivery of an instrument in the form of this Agreement.  The undersigned Subsidiary is executing this Agreement in accordance with the requirements of the Private Shelf Agreement in order to become a Subsidiary Guarantor under the Guaranty as consideration for the Notes either previously purchased or to be purchased.

Now, Therefore, the New Subsidiary Guarantor agrees as follows:

Section 1. Guaranty.  In accordance with Section 13 of the Guaranty, the New Subsidiary by its signature hereto shall become a Subsidiary Guarantor under such Guaranty with the same force and effect as if originally named therein as a Subsidiary Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of such Guaranty applicable to it as a Subsidiary Guarantor thereunder, (b) represents and warrants to the Holders that the representations and warranties made by it as a Subsidiary Guarantor are true and correct on and as of the date hereof with the same effect as though made on and as of the date hereof, (c) acknowledges receipt of a copy of and agrees to be obligated and bound by the terms of such

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Guaranty, and (d) agrees that each reference to a “Subsidiary Guarantor” in such Guaranty shall be deemed to include the New Subsidiary.

Section 2. Enforceability.  The New Subsidiary hereby represents and warrants to the Holders that this Agreement has been duly authorized, executed and delivered by the New Subsidiary and constitutes a legal, valid and binding obligation of the New Subsidiary enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the applicability of creditors’ rights generally and by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.  Effect on Guaranty.  Except as expressly supplemented hereby, the Guaranty shall continue in full force and effect.

Section 4. Governing Law.  This Agreement shall in all respects be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without regard to the conflicts of laws principles of such state.

Section 5. Savings Clause.  To the fullest extent permitted under applicable law, in the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect with respect to the New Subsidiary, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.  The parties shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 6. Notices.  All communications to the New Subsidiary shall be given to it at the address or telecopy number set forth under its signature hereto.

E-2.2-(A-2)

In Witness Whereof, the New Subsidiary has duly executed this Agreement as of the day and year first above written.

[New Subsidiary]

By:
Name:
Title:
Address:

  Telecopy:

E-2.2-(A-3)

Form of Opinion of Special Counsel
to the Company

[Letterhead of Kelly Hart & Hallman LLP]

_________________, 20__

To Prudential Investment Management, Inc. (“Prudential”)
and each other Purchaser (as defined in the Shelf Agreement
(as defined below)) listed on Schedule I hereto

Re:Issuance of __% Senior Notes due __________ pursuant to the Shelf Agreement (as defined below) in an aggregate principal amount of $_____________ (the “__% Notes”) to the Purchasers listed on Schedule I hereto, effective as of __________, 20__, under the Private Shelf Agreement, dated as of October _____, 2011 (the “Shelf Agreement”), among AZZ incorporated, a Texas corporation, Prudential and the Purchasers listed on Schedule A thereto (the “Purchasers”)

Ladies and Gentlemen:

This firm has acted as legal counsel to AZZ incorporated, a Texas corporation (the “Company”), Aztec Industries, Inc., a Mississippi corporation (“Aztec”), Aztec Industries, Inc. – Moss Point, a Mississippi corporation (“Aztec-Moss Point”), Automatic Processing Incorporated, a Mississippi corporation (“Automatic”), The Calvert Company, Inc., a Mississippi corporation (“Calvert”), Gulf Coast Galvanizing, Inc., an Alabama corporation (“Gulf Coast”), Arkgalv, Inc., an Arkansas corporation (“Arkgalv”), Arbor-Crowley, Inc., a Delaware corporation (“Arbor-Crowley”), Atkinson Industries, Inc., a Kansas corporation (“Atkinson”), AZZ Holdings, Inc., a Delaware corporation (“Holdings”), Arizona Galvanizing, Inc., an Arizona corporation (“Arizona”), Hobson Galvanizing, Inc., a Louisiana corporation (“Hobson”), CGIT Systems, Inc., a Delaware corporation (“CGIT”), Westside Galvanizing Services, Inc., a Delaware corporation (“Westside”), Carter and Crawley, Inc., a Delaware corporation (“Carter and Crawley”), Central Electric Company, a Missouri corporation (“Central Electric”), Electrical Power Systems, Inc. a Missouri corporation (“EPSI”), Central Electric Manufacturing Company, a Missouri corporation (“CE Manufacturing”), AAA Galvanizing - Joliet, Inc., a Delaware corporation (“AAA-Joliet”), AAA Galvanizing - Dixon, Inc., a Delaware corporation (“AAA-Dixon”), AAA Galvanizing - Chelsea, Inc., a Delaware corporation (“AAA-Chelsea”), AAA Galvanizing - Hamilton, Inc., a Delaware corporation (“AAA-Hamilton”), AAA Galvanizing - Peoria, Inc., a Delaware

Exhibit 4.4(a)
(to AZZ Private Shelf Agreement)

corporation (“AAA-Peoria”), AAA Galvanizing - Winsted, Inc., a Delaware corporation (“AAA-Winsted”), Witt Galvanizing - Plymouth, Inc., a Delaware corporation (“Witt-Plymouth”), Witt Galvanizing - Cincinnati, Inc., a Delaware corporation (“Witt-Cincinnati”), Witt Galvanizing - Muncie, Inc., a Delaware corporation (“Witt-Muncie”), AZZ Delaware, Inc., a Delaware corporation (“AZZ Delaware”), North American Galvanizing & Coatings, Inc., a Delaware corporation (“NAG”), North American Galvanizing Company, a Delaware corporation (“NAGC”), NAGalv-WV, Inc., a Delaware corporation (“NAGWV”), NAGalv-Ohio, Inc., a Delaware corporation (“NAGO”), Premier Coatings, Inc., an Oklahoma corporation (“Premier”), Reinforcing Services, Inc., an Oklahoma corporation (“RSI”), Rogers Galvanizing Company-Kansas City, an Oklahoma corporation (“Rogers”), AZZ GP, LLC, a Delaware limited liability company (“AZZ GP”), AZZ LP, LLC, a Delaware limited liability company (“AZZ LP”), AZZ Group, LP, a Delaware limited partnership (“AZZ Group”), Aztec Manufacturing Partnership, Ltd., a Texas limited partnership (“Aztec Manufacturing”), Aztec Manufacturing Waskom Partnership, Ltd., a Texas limited partnership (“Waskom”), Rig-A-Lite Partnership, Ltd., a Texas limited partnership (“Rig-A-Lite”), International Galvanizers Partnership, Ltd., a Texas limited partnership (“International”) and Drilling Rig Electric Systems Co. Partnership, Ltd., a Texas limited partnership (“Drilling”; and Aztec, Aztec-Moss Point, Automatic, Calvert, Gulf Coast, Arkgalv, Arbor-Crowley, Atkinson, Holdings, Arizona, Hobson, CGIT, Westside, Carter and Crawley, Central Electric, EPSI, CE Manufacturing, AAA-Joliet, AAA-Dixon, AAA-Chelsea, AAA-Hamilton, AAA-Peoria, AAA-Winsted, Witt-Plymouth, Witt-Cincinnati, Witt-Muncie, AZZ Delaware, NAG, NAGC, NAGWV, NAGO, Premier, RSI and Rogers are collectively called the “Corporate Subsidiaries” and individually a “Corporate Subsidiary”; AZZ GP and AZZ LP are collectively called the “Limited Liability Company Subsidiaries” and individually a “Limited Liability Company Subsidiary;” AZZ Group, Aztec Manufacturing, Waskom, Rig-A-Lite, International and Drilling are collectively called the “Limited Partnership Subsidiaries” and individually a “Limited Partnership Subsidiary”; and the Corporate Subsidiaries, the Limited Liability Company Subsidiaries and the Limited Partnership Subsidiaries are collectively called the “Subsidiaries” and individually a “Subsidiary”) for the purpose of delivering this opinion letter to you, as provided by Section 4.4(a) of the Shelf Agreement.

Capitalized terms used but not otherwise defined herein shall have the definitions assigned to such terms in the Shelf Agreement, unless the context requires otherwise.  The law covered by the opinions expressed herein is limited to the Delaware General Corporation Law, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act, the law of the State of Texas, the law of the State of New York (solely with respect to opinion paragraph 11 below) and the Federal law of the United States of America.

In rendering this opinion we have considered such matters of law and of fact, and relied upon such certificates and other information furnished to us as we have deemed appropriate as a basis for our opinions set forth below.  In addition, we have examined the documents set forth on Schedule II attached hereto (the “Purchase Documents”).

In rendering this opinion, we have made the following assumptions:

E-4.4(a)-2

(a)All natural persons have sufficient legal capacity to enter into the transaction contemplated by the Purchase Documents involving the __% Notes (the “Transaction”) and to perform their roles thereunder.

(b)The Company and each of the Subsidiaries holds requisite title and rights to any property involved in the Transaction.

(c)Each party to the Transaction (other than the Company and the Subsidiaries) has satisfied those legal requirements that are applicable to it to the extent necessary to make the Purchase Documents enforceable against it.

(d)Each party to the Transaction (other than the Company and the Subsidiaries) has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Purchase Documents against the Company and the Subsidiaries.

(e)Each document that we have reviewed in connection herewith is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document (other than the signatures of the Company and the Subsidiaries on the Purchase Documents) are genuine.

(f)           Each certificate of a public authority on which we have relied is accurate, complete and authentic, and all official public records (including their proper indexing and filing) are accurate and complete.

(g)There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

(h)The conduct of the parties to the Transaction has complied with any requirement of good faith, fair dealing and conscionability.

(i)You and agents acting for you in connection with the Transaction have acted in good faith and without any notice of any defense against the enforcement of any rights created by, or adverse claim to any property or security interest transferred or created as part of, the Transaction.

(j)There are no agreements or understandings among the parties to the Transaction, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Purchase Documents.

(k)           All statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the Delaware General Corporation Law, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act, the law of the State of New York, the law of the State of Texas and the law of the United States of America, are generally available (i.e., in terms of access and distribution following publication or other release) to lawyers practicing in the States of Texas, New York and Delaware, and are in a format that makes legal research reasonably feasible.

E-4.4(a)-3

(l)The constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue unless a reported decision in the States of Delaware, New York or Texas, has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity.

(m)Agreements to which the Company or any Subsidiary is a party, or by which the Company or any Subsidiary or their respective property is bound, other than the Purchase Documents (“Other Agreements”), court and administrative orders, writs, judgments and decrees that name the Company or any Subsidiary or are specifically directed to the Company or any Subsidiary or to their respective property (“Court Orders”), would be enforced as written.

Based upon and subject to the foregoing, and the other limitations and qualifications set forth herein, we are of the opinion that:

1.The Company (a) was incorporated, exists and is in good standing as a corporation under the law of the State of Texas and (b) has the requisite corporate power and authority (i) to execute and deliver, and perform its obligations under, the Purchase Documents to which it is a party and (ii) to conduct its business and own its property, in each case as known to us.  In rendering the foregoing opinion, we have, for clause (a), relied solely on a certified copy of the articles of incorporation and a certificate of existence issued by the Secretary of State of the State of Texas and a certificate of good tax standing issued by the Comptroller of Public Accounts of the State of Texas.

2.Each of the Corporate Subsidiaries (a) was incorporated, exists and is in good standing under the laws of the jurisdiction of its organization as indicated on Schedule III attached hereto and (b) has the requisite corporate power and authority (i) to execute and deliver, and to perform its obligations under, the Purchase Documents to which it is a party and (ii) to conduct its business and own its property, in each case as known to us.  In rendering the foregoing opinion, we have, for clause (a), relied solely on certified copies of certificates of incorporation or articles of incorporation, as the case may be, and certificates of existence and good standing with respect to each Corporate Subsidiary issued by the Secretary of State of the States of Delaware, Mississippi, Alabama, Arkansas, Kansas, Arizona, Louisiana, Oklahoma and Missouri and have rendered such opinions as if the corporate law of the States of Mississippi, Alabama, Arkansas, Kansas, Arizona, Louisiana, Oklahoma and Missouri were the same as the corporate law of the State of Texas.

3.Each of the Limited Liability Company Subsidiaries (a) has been formed and exists and is in good standing as a limited liability company under the law of the State of Delaware and (b) has the requisite limited liability company power and authority (i) to execute and deliver, and to perform its obligations under, the Purchase Documents to which it is a party, and (ii) to conduct its business and own its property, in each case as known to us.  In rendering the foregoing opinion, we have, for clause (a), relied solely on certified copies of certificates of formation and certificates of existence and good standing for each Limited Liability Company Subsidiary issued by the Secretary of State of the State of Delaware.

E-4.4(a)-4

    4.Each of the Limited Partnership Subsidiaries (a) has been formed and exists as a limited partnership under the law of the jurisdiction of its organization as indicated on Schedule III attached hereto and (b) has the requisite limited partnership power and authority (i) to execute and deliver, and to perform its obligations under, the Purchase Documents to which it is a party, and (ii) to conduct its business and own its property, in each case as known to us.  In rendering the foregoing opinion, we have, for clause (a), relied solely on certified copies of certificates of limited partnership and certificates of existence for each Limited Partnership Subsidiary issued by the Secretary of State of the States of Delaware and of Texas.

5.The Company and each of the Subsidiaries is qualified as a foreign corporation, foreign limited liability company or foreign limited partnership, as the case may be, to do business in the States indicated on Schedule III attached hereto.  For purposes of rendering the foregoing opinion, we have relied solely upon certificates of the Secretary of State of the States of Colorado, Florida, Illinois, Indiana, Kentucky, Louisiana, Massachusetts, Minnesota, Missouri, South Carolina, Ohio, Oklahoma, Virginia, West Virginia, Tennessee and Texas.

6.The issuance and sale of the __% Notes by the Company, and the execution and delivery by the Company of, and the performance by the Company of its obligations under, the Purchase Documents to which the Company is a party, have been authorized by all necessary corporate action on behalf of the Company.

7.The execution and delivery by each Corporate Subsidiary of, and the performance by each Corporate Subsidiary of its obligations under, the Purchase Documents to which each Corporate Subsidiary is a party, have been authorized by all necessary corporate action of the Corporate Subsidiary party thereto.  We have rendered the foregoing opinion with respect to Aztec, Aztec-Moss Point, Automatic, Calvert, Gulf Coast, Arkgalv, Atkinson, Arizona, Hobson, Central Electric, EPSI, CE Manufacturing, Premier, RSI and Rogers as if the corporate law of the states of Mississippi, Alabama, Arkansas, Kansas, Arizona, Louisiana, Missouri and Oklahoma were the same as the corporate law of the State of Texas.

8.The execution and delivery by each Limited Liability Company Subsidiary of, and the performance by each Limited Liability Company Subsidiary of its obligations under, the Purchase Documents to which each Limited Liability Company Subsidiary is a party, have been authorized by all necessary limited liability company action of the Limited Liability Company Subsidiary party thereto.

9.The execution and delivery by each Limited Partnership Subsidiary of, and the performance by each Limited Partnership Subsidiary of its obligations under, the Purchase Documents to which each Limited Partnership Subsidiary is a party, have been authorized by all necessary limited partnership action on behalf of the Limited Partnership Subsidiary that is a party thereto and by all necessary limited liability company action of AZZ GP, on behalf of and as the general partner of AZZ Group, which is the general partner of Aztec Manufacturing, Waskom, Rig-A-Lite, International and Drilling.

10.The Company and each Subsidiary have duly executed and delivered the Purchase Documents to which it, respectively, is a party.

E-4.4(a)-5

11.Each of the Purchase Documents constitutes a valid and binding obligation of the Company and each Subsidiary that is a party thereto, enforceable against the Company and each Subsidiary in accordance with its respective terms.

12.The issuance and sale of the __% Notes by the Company, and the execution and delivery by the Company and each of the Subsidiaries, and the performance by the Company and each of the Subsidiaries of their respective obligations under, the Purchase Documents to which each is a party, will not (i) violate the certificate or articles of incorporation, bylaws, certificate of formation, limited liability company agreement, certificate of limited partnership, or limited partnership agreement, as the case may be, of the Company or any Subsidiary, (ii) violate any statutory laws or regulations applicable to the Company or any Subsidiary, including Section 7 of the Securities Exchange Act of 1934, as amended, or Regulations U and X of the Board of Governors of the Federal Reserve System, (iii) require the consent or approval of, or filing, a registration or qualification with any governmental authority under any statutory laws or regulations applicable to the Company or any Subsidiary, or (iv) result in a breach of, constitute a default under or result in the creation of (or obligation to create) any Lien on any property of the Company or any Subsidiary, under the agreements listed on Schedule 5.15 of the Shelf Agreement.

13.We have no knowledge that the issuance and sale of the __% Notes by the Company, and the execution and delivery by the Company and the Subsidiaries, and the performance by the Company and each of the Subsidiaries of their respective obligations under, the Purchase Documents to which each is a party, will violate any Court Order that names the Company or any Subsidiary or is specifically directed to the Company or any Subsidiary or their respective property.

14.Neither the Company nor any of the Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

15.The authorized capital stock of each of the Corporate Subsidiaries, the shares issued and outstanding, and the record owner of such issued and outstanding shares is set forth on Schedule IV attached hereto.

16.The issuance and sale of the __% Notes by the Company, and the execution and delivery of the Subsidiary Guaranty by the Subsidiaries do not require the registration of the __% Notes or the Subsidiary Guaranty under the Securities Act of 1933, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.  In rendering this opinion, we are relying upon the representations of the Company contained in Section 5.13 of the Shelf Agreement and of the Purchasers contained in Sections 6.1 and 6.3 of the Shelf Agreement.

The opinion expressed in paragraph 11 is subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally.  This exception includes (a) the Federal Bankruptcy Code and thus

E-4.4(a)-6

comprehends, among others, matters of turn-over, automatic stay, avoiding powers, fraudulent transfer, preference, discharge, conversion of a non-recourse obligation into a recourse claim, limitations on ipso facto and anti-assignment clauses and the coverage of pre-petition security agreements applicable to property acquired after a petition is filed; (b) all other Federal and state bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that affect the rights and remedies of creditors generally (not just creditors of specific types of debtors); (c) state fraudulent transfer and conveyance laws; and (d) judicially developed doctrines relevant to any of the foregoing laws, such as substantive consolidation of entities.

In rendering the opinions expressed in paragraph 2, as to Delaware law we have relied solely on the text of the Delaware General Corporation Law in its 2011 Edition of the Delaware General Corporation Law, and our opinion is based on our review of relevant provisions of the Delaware General Corporation Law, as reflected therein, without review of any case law or other interpretations thereof or of any other statutes, regulations, or other sources of authority.  In rendering the opinion expressed in paragraph 3, we have relied solely on the text of the Delaware Limited Liability Company Act in its 2011 Edition of the Delaware Limited Liability Company Act, and our opinion is based on our review of relevant provisions of the Delaware Limited Liability Company Act, as reflected therein, without review of any case law or other interpretations thereof or of any other statutes, regulations, or other sources of authority.  In rendering the opinion expressed in paragraph 4, we have relied solely on the text of the Delaware Revised Uniform Limited Partnership Act in its 2011 Edition of the Delaware Revised Uniform Limited Partnership Act as published by Lexis Nexis of Matthew Bender & Company, Inc., and our opinion is based on our review of relevant provisions of the Delaware Revised Uniform Limited Partnership Act, as reflected therein, without review of any case law or other interpretations thereof or of any other statutes, regulations, or other sources of authority.  In addition, we call to your attention that none of the attorneys of this firm is licensed to practice law in the State of Delaware and that the foregoing opinions with respect to the Delaware General Corporation Law, Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act should be understood to be less authoritative than opinions rendered by counsel admitted to practice in the State of Delaware.

The opinion expressed in paragraph 11 is subject to the effect of general principles of equity, whether applied by a court of law or equity.  This limitation includes principles (a) governing the availability of specific performance, injunctive relief or other equitable remedies, which generally place the award of such remedies, subject to certain guidelines, in the discretion of the court to which application for such relief is made; (b) affording equitable defenses (e.g. waiver, laches and estoppel) against a party seeking enforcement; (c) requiring good faith and fair dealing in the performance and enforcement of a contract by the party seeking its enforcement; (d) requiring reasonableness in the performance and enforcement of any agreement by the party seeking enforcement of the contract; (e) requiring consideration of the materiality of (i) the breach of any party against whom enforcement is sought or (ii) the consequences of the breach to the party seeking enforcement; (f) requiring consideration of the impracticability or impossibility of performance at the time of attempted enforcement; and (g) affording defenses based upon the unconscionability of the enforcing party's conduct after the parties have entered into the contract.

E-4.4(a)-7

This opinion is subject to the effect of generally applicable rules of law of the States of Texas and New York and of the United States of America that (a) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (b) provide that forum selection clauses in contracts are not necessarily binding on the court(s); (c) limit the availability of a remedy under certain circumstances in which another remedy has been elected; (d) limit the right of a creditor to use force or cause a breach of the peace in enforcing rights; (e) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (f) may, if less than all of a contract is deemed unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; (g) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys' fees and other costs; and (h) may permit a party who has materially failed to render or offer performance required by the contract to cure that failure unless (I) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance, or (II) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract.

This opinion letter does not address any of the following legal issues unless we have explicitly addressed the specific legal issue herein: (a) state “Blue Sky” laws and regulations, and Federal and state laws and regulations relating to commodity and futures trading; (b) pension and employee benefit laws and regulations; (c) Federal and state antitrust and unfair competition laws and regulations; (d) compliance with fiduciary duty requirements; (e) statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, municipalities and special political subdivisions and judicial decisions to the extent that they deal with any of the foregoing; (f) fraudulent transfer and fraudulent conveyance laws; (g) Federal and state environmental laws and regulations; (h) Federal and state land use and subdivision laws and regulations; (i) Federal and state tax laws and regulations, including, without limitation, the Federal Tax Lien Act of 1966, as amended; (j) Federal patent, copyright and trademark, state trademark, and other Federal and state intellectual property laws and regulations; (k) Federal and state racketeering laws and regulations; (l) Federal and state health and safety laws and regulations; (m) Federal and state labor laws and regulations; (n) Federal and state laws, regulations and policies concerning (i) national and local emergency, (ii) possible judicial deference to acts of sovereign states, and (iii) criminal and civil forfeiture laws; or (o) other Federal and state statutes of general application to the extent they provide for criminal prosecution.

As used herein, the phrases “to our knowledge,” “known to us,” or, “we have no knowledge,” or any similar phrase means that the knowledge of this firm is limited to the present personal recollection of the attorneys in our firm who have prepared this opinion letter and who have had actual involvement in the transaction that is the subject of this opinion letter, and further you cannot rely on such attorneys having made any independent verification of, or inquiry with respect to, the facts relevant to this opinion letter, whether in the general course of our

E-4.4(a)-8

representation of the Company or the Subsidiaries or for purposes of rendering this opinion letter to you.

In rendering the foregoing opinions, we have made no investigation of, may not be aware of, and we are not responsible for, the accuracy or completeness of any statements, certifications, representations, warranties, data (statistical or otherwise) or other information, whether written or oral, made by the Company or any Subsidiary to you or your representatives, and we assume that none of such information contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

This opinion letter is limited to the specific opinions expressly stated herein, and no other opinion is implied or may be inferred beyond the specific opinions expressly stated herein.  Without limiting the generality of the foregoing, this opinion does not state any opinion with respect to any Notes, or any issuance, purchase or sale thereof, other than the __% Notes.

This opinion letter is intended solely for your benefit and the benefit of your special counsel, Bryant Burgher Jaffe LLP.  It is not to be quoted in whole or in part, disclosed, made available to or relied upon by any other person, firm or entity for any purpose whatsoever, without in each instance our express prior written consent, except (a) if a person becomes a transferee of a Current Note under the Shelf Agreement after the date hereof, such future transferee shall succeed to the rights of its transferor to use and rely on this opinion letter, but only to the extent such rights to use and rely on this opinion letter are afforded to the Purchasers listed on Schedule I hereto on the date hereof, and only on the condition and understanding that (i) this opinion letter speaks only as of the date hereof, and we have no responsibility or obligation to take into account changes in law, facts or any other developments of which we may later become aware, (ii) we have no responsibility or obligation to consider this opinion letter’s applicability or correctness to any such transferee and (iii) any such reliance by a future transferee must be actual and reasonable under the circumstances existing at the time of the transfer, including any change in law, facts or any other developments known to or reasonably knowable by the transferee at such time; and (b) you and any such transferee may provide a copy hereof to any regulatory agency having authority over you or any such transferee (including, but  not limited to the National Association of Insurance Commissioners), provided that no such regulatory agency shall be permitted to rely on this opinion letter.

This opinion letter is based upon our knowledge of the law and our understanding of the facts as of the date hereof.  We assume no duty to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective.

Respectfully submitted,

E-4.4(a)-9

SCHEDULE I

Purchasers

E-4.4(a)-10

SCHEDULE II

List of Purchase Documents

1.The Shelf Agreement

2.__% Notes issued by the Company as follows:

Name of Registered Payee	Identifying Number	Principal Amount

3.Subsidiary Guaranty by each of the Subsidiaries

E-4.4(a)-11

SCHEDULE III

Jurisdiction of Organization and Foreign Qualifications

Entity	Jurisdiction of Organization	Jurisdiction of Foreign Qualification
Company	Texas	None
Aztec	Mississippi	None
Aztec-Moss Point	Mississippi	None
Automatic	Mississippi	None
Calvert	Mississippi	None
Gulf Coast	Alabama	None
Arkgalv	Arkansas	None
Arbor-Crowley	Delaware	Texas
Atkinson	Kansas	None
Holdings	Delaware	None
Arizona	Arizona	None
Hobson	Louisiana	None
CGIT	Delaware	Massachusetts
Westside	Delaware	Louisiana
Carter and Crawley	Delaware	South Carolina
Central Electric	Missouri	None
EPSI	Missouri	Oklahoma
CE Manufacturing	Missouri	None
AZZ GP	Delaware	Texas
AZZ LP	Delaware	Texas
AZZ Group	Delaware	Texas
Aztec Manufacturing	Texas	None
Waskom	Texas	None
Rig-A-Lite	Texas	None
International	Texas	None
Drilling	Texas	None
AAA-Joliet	Delaware	Illinois
AAA-Dixon	Delaware	Illinois
AAA-Chelsea	Delaware	Oklahoma
AAA-Hamilton	Delaware	Indiana
AAA-Peoria	Delaware	Illinois
AAA-Winsted	Delaware	Minnesota
Witt-Plymouth	Delaware	Indiana
Witt-Cincinnati	Delaware	Ohio
Witt-Muncie	Delaware	Indiana
AZZ Delaware	Delaware	Virginia and West Virginia
NAG	Delaware	Oklahoma
NAGC	Delaware	Colorado, Kentucky, Missouri, Oklahoma, Tennessee, Texas and West Virginia
NAGWV	Delaware	West Virginia
NAGO	Delaware	Ohio
Premier	Oklahoma	None
RSI	Oklahoma	None
Rogers	Oklahoma	Missouri

E-4.4(a)-12

SCHEDULE IV

Capital Stock

Entity	Authorized Capital Stock	Shares Issued and Outstanding	Record Owner
Aztec	500 shares, $10.00 par value per share	500	Company
Aztec-Moss Point	500 shares (common), $10.00 par value per share	500	Aztec
Automatic	500 shares, $10.00 par value per share	500	Aztec-Moss Point
Calvert	1,000 shares (common), $1.00 par value per share	1,000	Company
Gulf Coast	1,000,000 shares (common), $1.00 par value per share	1,000	Company
Arkgalv	2,000 shares, $1.00 par value per share	750	Company
Arbor-Crowley	10,000 shares, $.01 par value per share	5,000	Company
Atkinson	700,000 shares (Class A common), $1.00 par value per share; 700,000 shares (Class B preferred), $1.00 par value per share	560	Company
Holdings	10,000 shares, $.01 par value per share	5,000	Arbor-Crowley
Arizona	1,000 shares (common), $1.00 par value per share	500	Arbor-Crowley
Hobson	1,000 shares (common), $1.00 par value per share	1,000	Arbor-Crowley
CGIT	1,000 shares (common), $1.00 par value per share	1,000	Arbor-Crowley
Westside	1,000 shares (common), $1.00 par value per share	1,000	Arbor-Crowley

E-4.4(a)-13

Carter and Crawley	1,000 shares (common), $1.00 par value per share	1,000	Arbor-Crowley
Central Electric	10,000 shares (common), $5.00 par value per share	1,015	Arbor-Crowley
EPSI	1,500 shares (common), no par value	750	Central Electric
CE Manufacturing	1,500 shares (common), $100 par value per share	800	Central Electric
AAA-Joliet	1,000 shares (common) $0.01 par value per share	100	Arbor-Crowley
AAA-Dixon	1,000 shares (common) $0.01 par value per share	100	Arbor-Crowley
AAA-Chelsea	1,000 shares (common) $0.01 par value per share	100	Arbor-Crowley
AAA-Hamilton	1,000 shares (common) $0.01 par value per share	100	Arbor-Crowley
AAA-Peoria	1,000 shares (common) $0.01 par value per share	100	Arbor-Crowley
AAA-Winsted	1,000 shares (common) $0.01 par value per share	100	Arbor-Crowley
Witt-Plymouth	1,000 shares (common) $0.01 par value per share	100	Arbor-Crowley
Witt-Cincinnati	1,000 shares (common) $0.01 par value per share	100	Arbor-Crowley

E-4.4(a)-14

Witt-Muncie	1,000 shares (common) $0.01 par value per share	100	Arbor-Crowley
AZZ Delaware	1,000 shares (common) $0.01 par value per share	100	Arbor-Crowley
NAG	1,000 shares (common) $0.01 par value per share	100	Arbor-Crowely
NAGC	10,000 shares (common) $0.01 par value per share	100	NAG
NAGWV	100 shares (common) $0.01 par value per share	100	NAGC
NAGO	100 shares (common) $0.01 par value per share	100	NAGC
Premier	50,000 shares (common) $1.00 par value per share	1,000	NAGC
RSI	50,000 shares (common) $1.00 par value per share	1,000	NAGC
Rogers	50,000 shares (common) $1.00 par value per share	1,000	NAGC

E-4.4(a)-15

Form of Opinion of Special Counsel
to the Purchasers

The closing opinion of Bryant Burgher Jaffe LLP, special counsel to the Purchasers, called for by Section 4.4 of the Private Shelf Agreement (the “Private Shelf Agreement”), dated as of October 28, 2011 between AZZ incorporated, a Texas corporation (the “Company”), on the one hand, and Prudential Investment Management, Inc. and each Purchaser party thereto, shall be dated the date of Closing and addressed to each Purchaser, shall be satisfactory in form and substance to each Purchaser and shall be to the effect that:

1.The Private Shelf Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered by the Company and constitutes the legal, valid and binding contract of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors’ rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

2.The Notes have been duly authorized by all necessary corporate action on the part of the Company, and the Notes being delivered on the date hereof have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors’ rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

3.The issuance, sale and delivery of the Notes and the execution and delivery of the Subsidiary Guaranty under the circumstances contemplated by the Private Shelf Agreement and the Subsidiary Guaranty do not, under existing law, require the registration of the Notes or the Subsidiary Guaranty under the Securities Act of 1933, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.

With respect to matters of fact upon which such opinion is based, Bryant Burgher Jaffe LLP may rely on appropriate certificates of public officials and officers of the Company and upon representations of the Company and the Purchasers delivered in connection with the issuance and sale of the Notes.

The opinion of Bryant Burgher Jaffe LLP is limited to the laws of the State of New York and the Federal laws of the United States.

Exhibit 4.4(b)
(to AZZ Private Shelf Agreement)